As filed with the Securities and Exchange Commission on February 18, 2010

Registration Statement No. 333 –163385

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ultrapetrol (Bahamas) Limited
(Exact name of registrant as specified in its charter)

The Commonwealth of The Bahamas	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Ultrapetrol (Bahamas) Limited	Seward & Kissel LLP
H & J Corporate Services Ltd.	Attention: Lawrence Rutkowski, Esq.
Ocean Centre, Montagu Foreshore	New York, New York 10004
East Bay St.	One Battery Park Plaza
Nassau, Bahamas	(212) 574-1200
P.O. Box SS-19084
(242) 364-4755

(Address and telephone number of	(Name, address and telephone number
Registrant's principal executive offices)	of agent for service)

Copies to:

Ultrapetrol (Bahamas) Limited Attention: Felipe Menendez R. Ocean Centre, Montagu Foreshore East Bay St. Nassau, Bahamas P.O. Box SS-19084 (242) 364-4755	Lawrence Rutkowski, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200 (phone) (212) 480-8421 (facsimile)

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE*

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	2,977,690	$15,052,223(1)	$839.91(2)

Total	2,977,690	$15,052,223(1)	$839.91(3)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) of the Securities Act of 1933, as amended, or the Securities Act, based upon the average of the high and low sales prices on the Nasdaq Global Market on November 24, 2009 of the Common Stock of the Registrant.

(2)	Determined in accordance with Section 6(b) of the Securities Act to be $839.91, which is equal to 0.00005580 multiplied by the proposed maximum aggregate offering price of $15,052,223.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY OR SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.

Subject to completion dated February 18, 2010

Up to 2,977,690 Shares

Through this prospectus, the selling securityholders are offering up to 2,977,690 shares of our common stock.

This prospectus relates to the proposed sale from time to time by the holder listed below under the section titled "Selling Shareholder" of up to 2,977,690 shares of our common stock. The selling shareholder may sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. Information on the selling shareholder and the times and manner in which it may offer and sell shares of our common stock is described under the sections titled "Selling Shareholder" and "Plan of Distribution" in this prospectus. We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale by the selling shareholder of these shares of our common stock.

Our common stock is listed on the Nasdaq Global Market under the symbol "ULTR." On February 17, 2010, the last reported sale price of our common stock was $5.01 per share.

Investing in our securities involves significant risks. See the section titled "Risk Factors" beginning on page 8 of this prospectus. You should read this prospectus and any accompanying prospectus supplement carefully before you make your investment decision.

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers as set forth in the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 18, 2010

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	ii
PROSPECTUS SUMMARY	1
RISK FACTORS	8
FORWARD LOOKING STATEMENTS	28
PER SHARE MARKET PRICE INFORMATION	29
DIVIDEND POLICY	30
USE OF PROCEEDS	31
CAPITALIZATION	32
ENFORCEMENT OF CIVIL LIABILITIES	33
TAX CONSIDERATIONS	34
DESCRIPTION OF CAPITAL STOCK	41
SELLING SHAREHOLDER	42
PLAN OF DISTRIBUTION	47
EXPENSES	49
LEGAL MATTERS	49
EXPERTS	49
WHERE YOU CAN FIND ADDITIONAL INFORMATION	49

ABOUT THIS PROSPECTUS

Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or Commission. You should read carefully both this prospectus and the additional information described below.

This prospectus is part of a registration statement that we filed with the Commission utilizing a shelf registration process. Under this shelf registration process, the selling securityholders may sell, from time to time, shares of our common stock. This prospectus provides you with a general description of shares of our common stock. When the selling securityholders sell the shares of our common stock registered under the registration statement of which this prospectus is part, we may provide a prospectus supplement that will contain specific information about the terms of shares of our common stock offered, and about their offering. A prospectus supplement may also add, supplement, update or change information in this prospectus.

In addition, this prospectus does not contain all the information provided in the registration statement that we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under "Where You Can Find More Information."

ii

PROSPECTUS SUMMARY

This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus. It may not contain all the information that may be important to you. You should review carefully the risk factors and the more detailed information and financial statements contained elsewhere in this prospectus, for a more complete understanding of our business and this offering. In this prospectus, unless the context otherwise indicates, the terms "we," "us" and "our" (and similar terms) refer to Ultrapetrol (Bahamas) Limited and its subsidiaries. Unless otherwise indicated, all references to currency amounts in this prospectus are in U.S. Dollars.

Our Company

We are an industrial transportation company serving the marine transportation needs of our clients in the markets on which we focus. We serve the shipping markets for grain, minerals, crude oil, petroleum, refined petroleum products and forest products, as well as the offshore oil platform supply market through our operations in the following three segments of the marine transportation industry.

†
Our River Business, with 591 barges and 29 pushboats, is the largest owner and operator of river barges and pushboats that transport dry bulk and liquid cargos through the Hidrovia Region of South America, a large region with growing agricultural, forest and mineral related exports. This region is crossed by navigable rivers that flow through Argentina, Brazil, Bolivia, Paraguay and Uruguay to ports serviced by ocean export vessels. These countries are estimated to account for approximately 45% of world soybean production in 2009, as compared to 30% in 1995.

†
Our Offshore Supply Business owns and operates vessels that provide critical logistical and transportation services for offshore petroleum exploration and production companies, in the North Sea and the coastal waters of Brazil. Our Offshore Supply Business fleet consists of six platform supply vessels, or PSVs, currently in operation and six under construction, which we contracted with a shipyard in India to construct four PSVs with deliveries commencing in 2010, and with another shipyard in China to construct the remaining two PSVs for deliveries in 2010.

†
Our Ocean Business operates 9 ocean-going vessels, including five Product Tankers that we use in the South American coastal trade where we have preferential rights and customer relationships, two Capesize vessels, one Oceangoing Pushboat and one inland tank barge. Our Ocean Business fleet has an aggregate carrying capacity of approximately 445,606 deadweight tons.

We operate our three segments through our subsidiaries. In the case of our River Business, we operate it through a wholly-owned subsidiary called UABL Limited (holding company for the River Business segment) under which we own several operating subsidiaries; they in turn own the different assets utilized in the segment (pushboats and river barges). In the Offshore Supply segment, a similar criteria is followed: UP Offshore (Bahamas) Limited is our 94.45% owned holding subsidiary (we have a 5.55% minority partner) under which we hold several vessel owning companies as well as certain operating subsidiaries (in particular for our Brazilian operation). Finally, in our Ocean Business, we operate through a combination of vessel-owning subsidiaries as well as operating subsidiaries which employ the vessels with customers either under time charters or under contracts of affreightment. The following diagram is intended to illustrate our general corporate structure and the basic relationships of our business and subsidiaries. Our actual corporate structure is more complex, including over 110 direct and indirect subsidiaries:

We are focused on growing our businesses with an efficient and versatile fleet that will allow us to provide an array of transportation services to customers in several different industries. Our business strategy is to leverage our expertise and strong customer relationships to grow the volume, efficiency, and market share in a targeted manner. For example, we have been increasing the cargo capacity of our existing river barges to help increase our efficiency and market share. In addition, we have commenced a program to replace the current engines in ten of our pushboats, and increase the pushing capacity of some of them, with new engines that will allow us to operate using less expensive heavy fuel and maximize the size of our convoys reducing costs per ton transported. We expect that  the new orders placed in India and China will allow us to further capitalize on the attractive offshore petroleum services market. We are also pursuing the expansion of our ocean fleet through acquisitions or bareboat charters of specific types of vessels, such as our latest addition, the Product Tanker M/T Austral, to participate in identified market segments. We are and will be also inspecting vessels to replace those that will require substitution in the near future in our business segments. Finally we are examining the possibility of building or converting ships to participate, within the same business segments that we presently operate, in sectors or sizes not covered by our present fleet. We believe that the versatility of our fleet and the diversity of industries that we serve reduce our dependency on any particular sector of the shipping industry and offer numerous growth opportunities.

Each of our businesses has seasonal aspects, which affect their revenues on a quarterly basis. The high season for our River Business is generally between the months of March and September, in connection with the South American harvest and higher river levels. However, growth in the soy pellet manufacturing, minerals and forest industries may help offset some of this seasonality. The Offshore Supply Business operates year-round, particularly off the coast of Brazil, although weather conditions in the North Sea may reduce activity from December to February. In the Ocean Business, demand for drybulk transportation tends to be fairly stable throughout the year, with the exceptions of the Chinese New Year in our first quarter and the European summer holiday season in our third quarter, which generally show lower charter rates.

We have a diverse customer base including large and well-known petroleum, agricultural and mining companies. Some of our significant customers in the last three years include affiliates of Apache, Archer Daniels Midland, British Gas, Bunge, Cargill, Chevron, Canadian Natural Resources, Continental Grain, Dreyfus, ENAP (the national oil company of Chile), Industrias Oleaginosas, MMX, Noble, Panocean, Petrobras (the national oil company of Brazil), Petropar (the national oil company of Paraguay), Rio Tinto, Swissmarine, Total, Trafigura, Vale and Vicentin.

Our Competitive Strengths

We believe that the following strengths have contributed to our success:

†
Multiple Growth Opportunities. We believe that we have successfully identified a series of growth opportunities in the marine transportation industry and have built businesses with competitive advantages that have grown rapidly by meeting the needs of a range of multinational customers.

†	Diversification. We believe that our diversification across multiple segments of the marine transportation industry provides significant protection against business cycles in any particular segment.

†
Large Scale Generates Efficiencies. We are the largest provider of river transportation services in the Hidrovia Region, which gives us economies of scale and increased negotiating power. Our size has enabled us, alone among our competitors in the Hidrovia Region, to implement an operational system through which we provide our customers with a continuous stream of available barges while reducing our operating costs on a per ton basis.

†
Advanced Technology. Our PSVs have advanced dynamic positioning systems and benefit from our proprietary design that includes oil recovery capabilities in most of our PSVs, azimuth thrusters, and greater cargo capacity and deck space than most PSVs of standard design. These capabilities enable us to better serve clients operating in challenging offshore environments. Our River Business uses a navigational system that allows around-the-clock operation on a river system that lacks the signals otherwise necessary for night navigation.

†	Versatile Ocean Fleet. Our Handysize/small product tankers can transport a variety of different cargos, from heated crudes to multiple light products such as gasoline and jet fuel.

†
Long-Term Customer Relationships. We have long-standing relationships with large, stable customers, including affiliates of major international oil and agriculture companies, including Petrobras and Cargill, which have been our customers for 15 years and 11 years, respectively, as well as Archer Daniels Midland, Continental Grain and ENAP.

†
High Standards of Performance and Safety. We believe that the quality of our vessels and the expertise of our vessel managers, crews and engineering resources help us maintain safe, reliable and consistent performance.

†
Established History and Experienced Management Team. Our management team is led by members of the Menendez family, which has been in the shipping industry since 1876. Our senior executive officers have on average 36 years of experience in the shipping industry.

†
Preferential Treatment in Certain Markets. Certain countries provide preferential treatment for vessels that are flagged in their jurisdiction or chartered in for operation by local ship operators. Brazilian law provides a preference for the utilization of Brazilian-flagged vessels in its cabotage trade. Through one of our Brazilian subsidiaries, we have the competitive advantage of being able to trade most of our PSVs currently in operation in the Brazilian cabotage market, enabling them to obtain employment in preference to vessels without those cabotage privileges. In addition, certain of our ocean vessels enjoy special privileges in Argentina and Chile.

Our Business Strategy

Our business strategy is to continue to operate as a diversified marine transportation company with an aim to maximize our growth and profitability while limiting our exposure to the cyclical behavior of individual sectors of the marine transportation industry. We plan to implement our business strategy by pursuing the following objectives.

†
Capitalizing on Attractive Fundamentals in Our River Business. We plan to use our leading market position in the Hidrovia Region to grow our River Business by capitalizing on the region's growing agricultural, iron ore and other commodity exports, the cost effectiveness of river transport compared to available alternatives and our proprietary transportation infrastructure. We plan to increase the size and capacity of many of our existing barges and invest in river infrastructure in order to take advantage of this opportunity. We plan to increase our capacity in the River Business by building barges in our new yard located in Punta Alvear, Argentina. We may also seek to add capacity by acquiring assets or companies currently operating in the Hidrovia Region.

†
Growing Our Ocean Fleet. We plan on incorporating additional chemical/product tankers into our ocean fleet. We believe that these ships will fill a demand from our existing customers for vessels to service routes where both the point of origin and destination are in South America.

†
Redeploying Vessels to the Most Attractive Markets. Under appropriate market conditions, we intend to take advantage of the versatility of some of our vessels and to alter the geographic and industry focus of our operations by redeploying vessels to the most profitable markets. In addition, we actively manage the deployment of our fleet between longer-term and shorter-term time charters.

†
Generating Operational Efficiencies. We have identified opportunities and are implementing our plans to improve overall efficiency and profitability. For example, in our River Business, we plan to increase the size and capacity of many of our existing barges and invest in new, more powerful engines that burn less expensive fuel for our line pushboats and that will allow us to push larger convoys at faster speeds, which we use on our longer river voyages. We will also continue to focus on optimizing our barge and tug scheduling, maximizing loads and convoy size and minimizing empty return voyages.

A discussion of factors affecting those competitive conditions is included under "Risk Factors" beginning on page 8.

Fleet Management

We conduct the day-to-day management and administration of our operations in-house.

Our subsidiary, Ravenscroft, operating from its office in Coral Gables, Florida, employs 29 persons there and will continue to undertake all technical and marine related management for our offshore and ocean vessels including the purchasing of supplies, spare parts and husbandry items, crewing, superintendence and preparation and payment of all related accounts on our behalf. Ravenscroft is a self-contained full service ship management company, which includes commercial and accounting departments and is certified for ISM and is also ISO 9001:2000 certified. It holds Documents of Compliance for the management and operation of OBOs, tankers, bulk carriers, PSVs, general cargo vessels, passenger vessels and also for the ship management of vessels sold for demolition.

Ravenscroft seeks to manage vessels for and on behalf of vessel owners who are not related to us and will actively pursue new business opportunities. As a result of this effort, on June 22, 2009, Ship Management and Commercial Services Ltd., or  SMS, our subsidiary dealing with third party ship management, entered into an Accounting and Commercial Services Agreement with third party unrelated companies for the provision of ship management and other advisory services in respect of a fleet of 17 vessels, of which eight are under construction.

In the case of our River Business, our commercial and technical management is performed in-house directly through our subsidiary UABL Ltd., or UABL.

Our Corporate History

We were originally formed by members of the Menendez family with a single oceangoing vessel in 1992, and were incorporated in our current form as a Bahamian corporation on December 23, 1997.

Our Ocean Business has grown through the investment of capital from the operation of our fleet along with other sources of capital to acquire additional vessels. In 1998, we issued $135.0 million of 10½% First Preferred Ship Mortgage Notes due 2008, or the Prior Notes. By 2001, our fleet reached 13 oceangoing vessels with a total carrying capacity of 1.1 million dwt. During 2003, in an effort to remain ahead of changing environmental protection regulations, we began to sell all of our single hull Panamax and Aframax tankers (five vessels in total), a process that we completed in early 2004.

We began our River Business in 1993 with a fleet consisting of one pushboat and four barges. In October 2000, UABL was formed as a result of a joint venture with American Commercial Barge Lines Ltd., or ACL. From 2000 to 2004, we built UABL into the leading river barge company in the Hidrovia Region of South America. Using some of the proceeds from the sale of our single hull Panamax tankers, in 2004, we purchased from ACL their 50% equity interest in UABL.

During 2000, we received a $50.0 million equity investment from an affiliate of Solimar Holdings, Ltd., or Solimar, a wholly-owned subsidiary of the AIG-GE Capital Latin American Infrastructure Fund L.P., or the Fund. The Fund was established at the end of 1996 to make equity investments in Latin America and the Caribbean countries. The Fund has also been our partner in other ventures, including UP Offshore.

In December 2002, we began our relationship with International Finance Corporation, or IFC, which is the private sector arm of the World Bank Group that provides loans, equity, and other services to support the private sector in developing countries. In total, IFC, together with its participant banks and co-lender, KfW, has provided us with $115.0 million of credit and equity commitments to support our River and Offshore Supply Businesses.

We formed our Offshore Supply Business during 2003 in a joint venture with a wholly-owned subsidiary of the Fund and Comintra. We capitalized the business with $45.0 million of common equity and $70.0 million of debt and preferred equity from IFC to construct our initial fleet of six PSVs.  On March 21, 2006, we separately purchased 66.67% of the issued and outstanding capital stock of UP Offshore (Bahamas) Ltd., or UP Offshore, a company through which we operate our Offshore Supply Business from an affiliate of Solimar, the selling shareholder, for a purchase price of $48.0 million. Following this acquisition, we hold 94.45% of the issued and outstanding shares of UP Offshore.

In November 2004, we issued $180.0 million of 9% First Preferred Ship Mortgage Notes due 2014, or the Notes. The proceeds of the Notes offering were used principally to prepay the Prior Notes and to buy an additional Ocean Business asset, further invest in our River Business, and to diversify into the Passenger Business with the acquisition of two passenger vessels.

In October 2006, we completed our initial public offering, or our IPO, of 12.5 million shares of our common stock, which generated gross proceeds of $137.5 million. On November 10, 2006, the underwriters of our IPO exercised their over-allotment option to purchase from the selling shareholders in our IPO an additional 232,712 shares of our common stock. We did not receive any of the proceeds from the sale of shares by these shareholders in the over-allotment option. The proceeds of the IPO were used to de-lever the Company by paying the notes issued in relation with the purchases of UP Offshore and Ravenscroft and by prepaying some existing debt in our River Business.

On April 19, 2007, we successfully completed a follow-on offering of 11 million shares of our common stock, which generated gross proceeds to us of $96.8 million and gross proceeds to the shareholders selling in this offering of $112.2 million. Additionally, the Underwriters of our follow-on exercised their over-allotment option to purchase from these shareholders in our follow-on an additional 1.65 million shares of our common stock. We did not receive any of the proceeds from the sale of shares by these shareholders in the over-allotment option. The proceeds of this offering were mainly used to fund the acquisition of the Otto Candies convoy and the construction of our New Shipyard in our River Business and the construction of the two first PSVs to be constructed in India in our Offshore Business.

Between June and November 2008, we entered into three loan agreements to finance up to $168.6 million through three loan facilites with DVB / Natixis (as co-lenders), IFC and The OPEC Fund for International Development, or OFID, that allow us to partially fund our expansion capital expenditure programs in the Offshore Supply Business and the River Business. As of September 30, 2009, we had drawn $99.2 million out of the $168.6 million committed.

Corporate Information

We are incorporated in the Commonwealth of The Bahamas under the name Ultrapetrol (Bahamas) Limited.  Our registered office in The Bahamas is located at Ocean Centre, Montagu Foreshore, East Bay St., P.O. Box SS-19084, Nassau, Bahamas. Our telephone number there is +1 (242) 364-4755.

The Securities We Are Registering

We are using this prospectus to register up to 2,977,690 shares of our common stock, par value $0.01 per share, to be sold by the selling shareholder listed herein.

The Offering

The summary below describes the principal terms of the securities being offered hereunder. Certain of the terms and conditions described below are subject to important limitations and exceptions.

Common stock offered by selling shareholder	Up to 2,977,690 shares
Common stock to be outstanding immediately after this offering	29,519,936 shares
Use of proceeds	We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of these shares of our common stock by the selling shareholder.
U.S. Federal Income Tax Considerations
See "Tax Considerations — U.S. Federal Income Tax Considerations" for a general summary of the U.S. federal income taxation of the ownership and disposition of shares of our common stock. Holders are urged to consult their respective tax advisers with respect to the application of the U.S. federal income tax laws to their own particular situation as well as any tax consequences of the ownership and disposition of shares of our common stock arising under the federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable treaty.

Trading Symbol for our Common Stock	Our common stock is listed on the Nasdaq Global Market under the symbol "ULTR."
Risk Factors
Investing in our common stock involves substantial risks. In evaluating an investment in our common stock, prospective investors should carefully consider, along with the other information set forth in this prospectus, the specific factors set forth under "Risk Factors" beginning on page 8 for risks involved with an investment in our common stock.

Recent Developments

On November 17, 2009, we entered into a Memorandum of Agreement, or MOA, whereby we agreed to sell our passenger vessel, Blue Monarch. The sale price under the MOA was $2.4 million.  This transaction did not materialize because the buyer failed to make the purchase price deposit accordinly. On November 17, 2009, we also entered into another MOA whereby we agreed to sell our Suezmax OBO vessel, Princess Susana. The sale price under the MOA is $10.3 million. On December 10, 2009, we delivered the Princess Susana to its buyers.  On December 18, 2009, we entered into another MOA whereby we agreed to sell our Suezmax OBO vessel, Princess Nadia. The sale price under the MOA is $14.7 million. On January 22, 2010, we entered into another MOA whereby we agreed to sell our passenger vessel, Blue Monarch. The sale price under the MOA is $2.0 million. On January 28 and February 5, 2010, we delivered the Princess Nadia and the Blue Monarch, respectively, to their buyers under the corresponding MOAs.

 RISK FACTORS

We have identified a number of risk factors that you should consider before buying the shares of our common stock. The occurrence of one or more of those risk factors could adversely impact our results of operations or financial condition. You should carefully consider the risk factors set forth below as well as the other information included in this prospectus in evaluating us or our business before deciding to purchase any common stock. Although we have attempted to disclose all known material risks, the risks described below are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. The occurrence of any of the events described in this section or any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows. In that case, you may lose all or part of your investment in our common stock.

Some of the following risks relate principally to the industry in which we operate and our business in general. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks occur, our business, financial condition, operating results and cash flows could be materially adversely affected and the trading price of our securities could decline.

Industry Specific Risk Factors

The oceangoing cargo transportation industry is cyclical by nature.  This cyclical nature may lead to market volatility, resulting in significant variations on the obtained results from vessels’ operations. In the recent past the market has experienced a decline which has been showing positive signs of improvement recently.

The charter rates earned by our dry bulk vessels will depend in part upon the state of the market at the time we seek to charter them. We can neither control the forces driving the supply and demand for these vessels or for the goods that they carry nor predict the state of the market on any future date. If the market is in a period of weakness when our vessels' charters expire or are about to expire, we may be forced to re-charter our vessels at lower rates, or even possibly at a rate at which we would suffer an operational loss.

After having suffered the mid-2008 financial crisis, the dry-bulk segment is in no evident position of its cycle. The crisis has shown a demand drop which has depressed spot charter rates to historically low levels, but these have recently shown a slight recovery driven mainly by China’s demand for dry-bulk products. The future scenario is unclear considering the large number of vessels expected to be delivered in the near future, which directly affects the market with oversupply.

We currently find ourselves hedged with forward freight agreements, or FFAs, which aims to minimize our exposure to spot market price variations.

On the other hand, the tanker market is also subject to spot market price volatility and has suffered a decline since October 2008 with a recent mild recovery. It essentially depends on the same principles as the dry bulk market but with its own determinants, which include among others: OPEC country production, freight supply and the WTI price (indirectly).

Currently, our tanker vessels are employed on long term contracts with oil majors in a small market niche which softens our exposure to market fluctuations.

Some of the factors that influence the demand for oceangoing vessel capacity include:

•	global production of and demand for petroleum and petroleum products and dry bulk commodities;

•	the distance that these products and commodities must be transported by sea;

•	the globalization of manufacturing and other developments in international trade;

•	global and regional economic and political conditions;

•	environmental and other regulatory developments;

•	weather; and

•	changes in seaborne and other transportation patterns and the supply of and rates for alternative means of transportation.

Some of the factors that influence the supply of oceangoing vessel capacity include:

•	the number of newbuilding deliveries;

•	the scrapping rate of older vessels;

•	the price of steel;

•	the number of vessels that are out of service at a given time;

•	changes in environmental and other regulations that may limit the useful life of vessels; and

•	port or canal congestion.

Our River Business can be affected by factors beyond our control, particularly adverse weather conditions that can affect production of the goods we transport and navigability of the river system on which we navigate.

We derive a significant portion of our River Business revenue from transporting soybeans and other agricultural and mineral products produced in the Hidrovia Region, as well as petroleum products consumed in the region. Droughts and other adverse weather conditions, such as floods, could result in a decline in production of agricultural products, which would likely result in a reduction in demand for our services. Drought conditions have affected the production of agricultural products during several years like 2005 and 2006, and are expected to have a negative impact in 2009 as well. Further, most of the operations in our River Business occur on the Parana and Paraguay Rivers, and any changes adversely affecting navigability of either of these rivers, such as low water levels, could reduce or limit our ability to effectively transport cargo on the rivers, as was the case in the High Parana River during the fourth quarters of 2007 and 2008.

The rates we charge and the quantity of freight we transport in our River Business can also be affected by:

•	demand for the goods we ship on our barges;

•	adverse river conditions, such as flooding or lock outages, that slow or stop river traffic;

•	any accidents or operational disruptions to ports, terminals or bridges along the rivers on which we operate;

•	changes in the quantity of barges available for river transport through the entrance of new competitors or expansion of operations by existing competitors;

•	the availability of transfer stations and cargo terminals for loading of cargo on and off barges;

•	the availability and price of alternative means of transporting goods out of the Hidrovia Region; and

•	the ability of buyers of commodities to open letters of credit and generally the ability of obtaining financing on reasonable terms or at all.

A prolonged drought or other series of events that is perceived by the market to have an impact on the region, the navigability of the Parana or Paraguay Rivers or our River Business in general may, in the short term, result in a reduction in the market value of the barges and pushboats that we operate in the region. These barges and pushboats are designed to operate in wide and relatively calm rivers, of which there are only a few in the world. If it becomes difficult or impossible to operate our barges and pushboats profitably in the Hidrovia Region and we are forced to sell them to a third party located outside of the region, there is a limited market in which we would be able to sell these vessels, and accordingly we may be forced to sell them at a substantial loss.

Demand for our PSVs depends on the level of activity in offshore oil and gas exploration, development and production.

The level of offshore oil and gas exploration, development and production activity has historically been volatile and is likely to continue to be so in the future. The level of activity is subject to large fluctuations in response to relatively minor changes in a variety of factors. A prolonged, material downturn in oil and natural gas prices is likely to cause a substantial decline in expenditures for exploration, development and production activity, which would likely result in a corresponding decline in the demand for PSVs and thus decrease the utilization and charter rates of our PSVs. Recently, the price of West Texas Intermediate crude oil has decreased from a high of $134 in June 2008 to an average of $74 in December 2009. During 2009, the Offshore services industry in the North Sea (where part of our offshore supply fleet operated) experienced a significant decline in market rates (both spot and term employments), from an average of GBP 20,300 in 2008 to an average of GBP 7,200 in 2009. We believe that the reason for this decrease in rates was mainly due to the combined effect of (i) the global financial crisis started in October 2008 which meant diminished access to financing for the Exploration and Production Companies operating in the North Sea and in certain other areas of the world, thus reducing the number of rigs in operation and consequently reducing demand for PSVs and (ii) the decrease in the price of oil which also started in October 2008 has been a contributing factor to the reduced level of activity. The Brazilian offshore market has remained more stable and rates did not suffer as they did in the North Sea, although we cannot guarantee that this will continue to be so in the future. An increase in the order book for new tonnage beyond the growth of demand could result in a decline of the charter rates paid for PSVs in the market. Such decreases in demand or increases in supply could have an adverse effect on our financial condition and results of operations. Moreover, increases in oil and natural gas prices and higher levels of expenditure by oil and gas companies may not result in increased demand for our PSVs. The factors affecting the supply and demand for PSVs are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable. If the PSV market is in a period of weakness when our vessels' charters expire, or when new vessels are delivered, we may be forced to charter or re-charter our vessels at reduced rates or even possibly at a rate at which we would incur a loss on operation of our vessels.

Some of the factors that influence the supply and demand for our PSVs include:

•	worldwide demand for oil and natural gas;

•	prevailing oil and natural gas prices and expectations about future prices and price volatility;

•	the cost of offshore exploration for, and production and transportation of, oil and natural gas;

•	consolidation of oil and gas service companies operating offshore;

•	availability and rate of discovery of new oil and natural gas reserves in offshore areas;

•	local and international political and economic conditions and policies;

•	technological advances affecting energy production and consumption;

•	weather conditions;

•	environmental regulation;

•	volatility in oil and gas exploration, development and production activity;

•	the number of newbuilding deliveries; and

•	deployment of additional PSVs to areas in which we operate.

Our vessels and our reputation are at risk of being damaged due to operational hazards that may lead to unexpected consequences, which may adversely affect our earnings.

Our vessels and their cargos are at risk of being damaged or lost because of events such as marine disasters, bad weather, mechanical failures, structural failures, human error, war, terrorism, piracy and other circumstances or events. All of these hazards can also result in death or injury to persons, loss of revenues or property, environmental damage, higher insurance rates or loss of insurance cover, damage to our customer relationships that could limit our ability to successfully compete for charters, delay or rerouting, each of which could adversely affect our business. Further, if one of our vessels were involved in an accident with the potential risk of environmental pollution, the resulting media coverage could adversely affect our business.

If our vessels suffer damage, they may need to be repaired. The costs of repairs are unpredictable and can be substantial. We may have to pay repair costs that our insurance does not cover in full. The loss of revenue while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, would decrease our earnings. In addition, space at repair facilities is sometimes limited and not all repair facilities are conveniently located. We may be unable to find space at a suitable repair facility or we may be forced to travel to a repair facility that is not conveniently located near our vessels' positions. The loss of earnings while these vessels are forced to wait for space or to travel to more distant drydocking facilities would decrease our earnings.

Disruptions in world financial markets and the resulting governmental action in the United States and in other parts of the world could have a material adverse impact on our ability to obtain financing, our results of operations, financial condition and cash flows and could cause the market price of our common shares to decline.

The United States has entered into a recession and other parts of the world are exhibiting deteriorating economic trends. For example, the credit markets worldwide and in the United States have experienced significant contraction, de-leveraging and reduced liquidity, and the United States federal government, state governments and foreign governments have implemented and are considering a broad variety of governmental action and/or new regulation of the financial markets. Securities and futures markets and the credit markets are subject to comprehensive statutes, regulations and other requirements. The Commission, other regulators, self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies, and may effect changes in law or interpretations of existing laws.

Recently, a number of financial institutions have experienced serious financial difficulties and, in some cases, have entered bankruptcy proceedings or are in regulatory enforcement actions. The uncertainty surrounding the future of the credit markets in the United States and the rest of the world has resulted in reduced access to credit worldwide.

We face risks attendant to changes in economic environments, changes in interest rates, and instability in certain securities markets, among other factors. Major market disruptions and the current adverse changes in market conditions and regulatory climate in the United States and worldwide may adversely affect our business or impair our ability to borrow amounts under our credit facilities or any future financial arrangements. The current market conditions may last longer than we anticipate. These recent and developing economic and governmental factors may have a material adverse effect on our results of operations, financial condition or cash flows and could cause the price of our common shares to further decline significantly.

Because the fair market value of vessels fluctuates significantly, we may incur losses when we sell vessels.

Vessel values have historically been very volatile. The market value of our vessels may fluctuate significantly in the future, and we may incur losses when we sell vessels, which would adversely affect our earnings. Some of the factors that affect the fair market value of vessels, all of which are beyond our control, are:

•	general economic, political and market conditions affecting the shipping industry;

•	number of vessels of similar type and size currently on the market for sale;

•	the viability of other modes of transportation that compete with our vessels;

•	cost and number of newbuildings and vessels scrapped;

•	governmental or other regulations;

•	prevailing level of charter rates; and

•	technological advances that can render our vessels inferior or obsolete.

Compliance with safety, environmental, governmental and other requirements may be very costly and may adversely affect our business.

The shipping industry is subject to extensive and changing international conventions and treaties, national, state and local environmental and operational safety laws and regulations in force in international waters and the jurisdictional waters of the countries in which the vessels operate, as well as in the country or countries in which such vessels are registered. These laws and regulations govern, among other things, the management and disposal of hazardous materials and wastes, the cleanup of oil spills and other contamination, air emissions, water discharges and ballast water management, and include (i) the U.S. Oil Pollution Act of 1990, as amended, or OPA, (ii) the International Maritime Organization, or IMO, International Convention on Civil Liability for Oil Pollution Damage of 1969, and its protocols of 1976, 1984, and 1992, or CLC, (iii) the IMO International Convention for the Prevention of Pollution from Ships, or MARPOL, (iv) the IMO International Convention on Civil Liability for Bunker Oil Pollution Damage, 2001, (v) the IMO International Convention for the Safety of Life at Sea of 1974, or SOLAS, (vi) the International Convention on Load Lines of 1966, (vii) the U.S. Maritime Transportation Security Act of 2002 and (viii) the International Ship and Port Facility Security Code, among others. In addition, vessel classification societies also impose significant safety and other requirements on our vessels. Many of these environmental requirements are designed to reduce the risk of oil spills and other pollution, and our compliance with these requirements can be costly.

These requirements can affect the resale value or useful lives of our vessels, require a reduction in cargo-capacity or other operational or structural changes, lead to decreased availability of insurance coverage for environmental matters, or result in the denial of access to, or detention in, certain ports. Local, national and foreign laws, as well as international treaties and conventions, can subject us to material liabilities in the event that there is a release of petroleum or other hazardous substances from our vessels. We could also become subject to personal injury or property damage claims relating to exposure to hazardous materials associated with our current or historic operations. In addition, environmental laws require us to satisfy insurance and financial responsibility requirements to address oil spills and other pollution incidents, and subject us to rigorous inspections by governmental authorities. Violations of such requirements can result in substantial penalties, and in certain instances, seizure or detention of our vessels. Additional laws and regulations may also be adopted that could limit our ability to do business or increase the cost of our doing business and that could have a material adverse effect on our operations. Government regulation of vessels, particularly in the areas of safety and environmental impact, may change in the future and require us to incur significant capital expenditure on our vessels to keep them in compliance, or to even scrap or sell certain vessels altogether. For example, beginning in 2003 we sold all of our single hull oceangoing tanker vessels in response to regulatory requirements in Europe and the United States. In addition, Annex VI of MARPOL Regulations for the Prevention of Air Pollution from ships, which became effective May, 2005, sets limits on sulphur oxide, nitrogen oxide and other emissions from vessel exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons. Through Resolution MEPC.176(58), IMO has revised MARPOL Annex VI. The revision is expected to enter into force on July 1, 2010 and addresses the following main items: sulphur content in fuels, NOx limits for diesel engines and Volatile Organic Compounds (VOC) Management Plan. Future changes in laws and regulations may require us to undertake similar measures, and any such actions may be costly. We believe that regulation of the shipping industry will continue to become more stringent and more expensive for us and our competitors. For example, various jurisdictions are considering regulating the management of ballast water to prevent the introduction of non-indigenous species considered to be invasive, which could increase our costs relating to such matters.

All of our vessels are subject to Annex VI regulations. While we expect that our newbuilding vessels will meet relevant Annex VI requirements at the time of their delivery and that our existing fleet will comply with such requirements, subject to classification society surveys on behalf of the flag state, such compliance could require modifications to the engines or the addition of expensive emissions control systems, or both, as well as the use of low sulphur fuels. At present our vessels are complying with these requirements. It could happen that from time to time additional requirements may arise, but we do not expect them to have a material adverse effect on our operating costs.

MARPOL requirements impose phase-out dates for vessels that are not certified as double hull.  Our Product Tankers (Miranda I, Alejandrina, Austral, Mediator I and Amadeo) are fully certified by class as double hull vessels.  Our oceangoing barge Parana Petrol (formerly named Alianza G3), although of double hull construction, does not meet the minimum height criteria in double bottoms and the minimum distance in double sides in correspondence with her slop tanks required by Rule 19 (formerly Rule 13) and, therefore, currently has a phase out date of December 2008. However, we have obtained a reconsideration from the Argentine Coast Guard which in practice means that this unit may be allowed to operate in inland Argentine waters in her present state until the end of her useful life.

In the United States, OPA provides that owners, operators and bareboat charterers are strictly liable for the discharge of oil in U.S. waters, including the 200 nautical mile zone off the U.S. coasts. OPA provides for unlimited liability in some circumstances, such as a vessel operator's gross negligence or willful misconduct. Liability limits provided for under OPA may be updated from time to time. OPA also permits states to set their own penalty limits. Most states bordering navigable waterways impose unlimited liability for discharges of oil in their waters. The IMO has adopted a similar liability scheme that imposes strict liability for oil spills, subject to limits that do not apply if the release is caused by the vessel owner's intentional or reckless conduct. The IMO and the European Union, or EU, also have adopted separate phase-out schedules applicable to non-double hull tankers operating in international and EU waters. These regulatory programs may require us to introduce modifications or changes to tank configuration to meet the EU double hull standards for our vessels or otherwise remove them from operation.

Under OPA, with certain limited exceptions, all newly built or converted tankers operating in U.S. waters must be built with double hulls conforming to particular specifications. Tankers that do not have double hulls are subject to structural and operational measures to reduce oil spills and will be precluded from operating in U.S. waters in most cases by 2015 according to size, age, hull configuration and place of discharge unless retrofitted with double hulls. In addition, OPA specifies annual inspections, vessel manning, equipment and other construction requirements applicable to new and existing vessels that are in various stages of development by the U.S. Coast Guard, or USCG.

The following information has been extracted from the TVEL/COC corresponding to the vessels' last inspection at a U.S. port.

Name	Phase-out date*	Last TVEL/COC issuance date**

Princess Katherine	N/A	March 26, 2003

*	As per the last Tank Vessel Examination Letter, or TVEL/Certificate of Compliance, or COC.

**
The USCG inspects vessels upon entry to U.S. ports and determines when such vessels will be phased out under OPA, the dates of which are recorded in the TVEL or the COC. On April 30, 2001, the USCG replaced the TVEL with a newly generated document, the COC. The USCG issues the COC for each tanker if and when the vessel calls on a U.S. port and the COC is valid for a period of two years, with mid-period examination.  The above TVEL is therefore expired and this vessel must be re-inspected upon its next entry into a U.S. port.

There was no phase-out date imposed on Princess Katherine at the time of its last inspection by the USCG. However, Princess Katherine could be given a phase out date if or when next inspected by the USCG since we have not yet made the necessary minor modifications in order to make her compliant with OPA for existing vessels.

The oceangoing cargo transportation industry is highly competitive, and we may not be able to compete successfully for charters with new entrants or established companies with greater resources or newer ships.

We employ our vessels in highly competitive markets. The oceangoing market is international in scope and we compete with many different companies, including other vessel owners and major oil companies, such as Transpetro, a subsidiary of Petrobras. In our Offshore Supply Business, we compete with companies that operate PSVs, such as GulfMark, Maersk, Seacor and Tidewater. Some of these competitors are significantly larger than we are and have significantly greater resources than we do. This may enable these competitors to offer their customers lower prices, higher quality service and greater name recognition than we do. Accordingly, we may be unable to retain our current customers or to attract new customers. Further, some of these competitors, such as Transpetro, are affiliated with or owned by the governments of certain countries, and may receive government aid or legally imposed preferences or other assistance, that are unavailable to us.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.

International shipping is subject to various security and customs inspection and related procedures in countries of origin and destination. Inspection procedures can result in the seizure of our vessels or their cargos, delays in the loading, offloading or delivery and the levying of customs duties, fines or other penalties against us.

Future changes to inspection procedures could impose additional financial and legal obligations on us. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, financial condition, results of operations and ability to pay dividends.

Compliance with safety and other vessel requirements imposed by classification societies or flag states may be very costly and may adversely affect our business.

The hull and machinery of our offshore supply fleet and ocean fleet and parts of our river fleet are classed by classification societies. The classification society certifies that a vessel is in class, and may also issue the vessel's safety certification in accordance with the applicable rules and regulations of the country of registry of the vessel and SOLAS. Our classed vessels are currently enrolled with classification societies that are members of the International Association of Classification Societies.

A classed vessel must undergo Annual Surveys, Intermediate Surveys and Special Surveys. In lieu of a Special Survey, a vessel's machinery may be placed on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Our vessels are on Special Survey cycles for hull inspection and continuous survey cycles for machinery inspection. Generally, classed vessels are also required to be drydocked every two to three years for inspection of the underwater parts of such vessels. However, classed vessels must be drydocked for inspection at least twice every five years.

If a vessel does not maintain its class, that vessel will, in practical terms, be unable to trade and will be unemployable, which would negatively impact our revenues, and could cause us to be in violation of certain covenants in our loan agreements and/or our insurance policies.

Our vessels could be subject to seizure through maritime arrest or government requisition.

Crew members, suppliers of goods and services to a vessel, shippers of cargo, and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by arresting the vessel or, under the "sister ship" theory of liability followed in some jurisdictions, arrest the vessel that is subject to the claimant's maritime lien or any other vessel owned or controlled by the same owner. In addition, a government could seize ownership of one of our vessels or take control of a vessel and effectively become her charterer at charter rates dictated by the government. Generally, such requisitions occur during a period of war or emergency. The maritime arrest, government requisition or any other seizure of one or more of our vessels could interrupt our operations, reducing related revenue and earnings, and may require us to pay very large sums of money to have the arrest lifted.

The impact of terrorism and international conflict on the global or regional economy could lead to reduced demand for our services, which would adversely affect our revenues and earnings.

Terrorist attacks such as the attacks on the United States on September 11, 2001, and the continuing response of the United States to these attacks, as well as the threat of future terrorist attacks, continue to cause uncertainty in the world markets and may affect our business, results of operations and financial condition. The conflict in Iraq may lead to additional acts of terrorism, regional conflict and other armed conflict around the world, which may contribute to further instability in the global markets. In addition, future terrorist attacks could result in an economic recession affecting the United States or the entire world. The effects of terrorism on financial markets could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all.

Terrorist attacks have, in the past, targeted shipping interests, including ports or vessels. For example in October 2002, there was a terrorist attack on the VLCC Limburg, a vessel not related to us. Any future attack in the markets we serve may negatively affect our operations or demand for our services, and such attacks may also directly impact our vessels or our customers. Further, insurance may not cover our loss or liability for terrorist attacks on our vessels or cargo either fully or at all. Any of these occurrences could have a material adverse impact on our operating results, revenue and costs.

Company Specific Risk Factors

We are an international company that is exposed to the risks of doing business in many different, and often less developed and emerging market countries.

We are an international company and conduct almost all of our operations outside of the United States, and we expect to continue doing so for the foreseeable future. Some of these operations occur in countries that are less developed and stable than the United States, such as Argentina, Bolivia, Brazil, Chile, China, India, Paraguay, South Africa and Uruguay. Some of the risks we are exposed to by operating in these countries include among others:

•	political and economic instability, changing economic policies and conditions, and war and civil disturbances;

•	recessions in economies of countries in which we have business operations;

•
the imposition of additional withholding taxes or other taxes on our foreign income, tariffs or other restrictions on foreign trade or investment, including currency exchange controls and currency repatriation limitations;

•	the imposition of executive and judicial decisions upon our vessels by the different governmental authorities associated with some of these countries;

•	the imposition of or unexpected adverse changes in foreign laws or regulatory requirements;

•	longer payment cycles in foreign countries and difficulties in collecting accounts receivable;

•	difficulties and costs of staffing and managing our foreign operations; and

•	acts of piracy or terrorism.

These risks may result in unforeseen harm to our business and financial condition. Also, some of our customers are headquartered in South America, and a general decline in the economies of South America, or the instability of certain South American countries and economies, could adversely affect that part of our business.

Our business in emerging markets requires us to respond to rapid changes in market conditions in these countries. Our overall success in international markets depends, in part, upon our ability to succeed in different legal, regulatory, economic, social and political conditions. We may not continue to succeed in developing and implementing policies and strategies which will be effective in each location where we do business. Further, the occurrence of any of the foregoing factors may have a material adverse effect on our business and results of operations.

Our earnings may be lower and more volatile if we do not efficiently deploy our vessels between longer term and shorter term charters.

We employ our ocean and offshore vessels on spot voyages, which are typically single voyages for a period of less than 60 days for our ocean vessels and five days for our PSVs, and on time charters and contracts of affreightment, which are longer term contracts for periods of typically three months to three years or more. As of September 30, 2009, six of our nine oceangoing vessels were employed under time charters expiring on dates ranging between one and 36 months, the vast majority of our fleet of pushboats and barges in our River Business were employed under contracts of affreightment ranging from three months to five years, and our two PSVs operating in the North Sea were employed on spot voyages. In addition, as of September 30, 2009 three of our four PSVs operating in Brazil were time chartered for periods expiring three to four years later.

Although time charters and contracts of affreightment provide steady streams of revenue, vessels committed to such contracts are unavailable for spot voyages or for entry into new longer term time charters or contracts of affreightment. If such periods of unavailability coincide with a time when market prices have risen, such vessels will be unable to capitalize on that increase in market prices. If our vessels are available for spot charter or entry into new time charters or contracts of affreightment, they are subject to market prices, which may vary greatly. If such periods of availability coincide with a time when market prices have fallen, we may have to deploy our vessels on spot voyages or under long term time charters (which are defined as charters in excess of one year) or contracts of affreightment at depressed market prices, which would lead to reduced or volatile earnings and may also cause us to suffer operating losses.

We may not be able to grow our business or effectively manage our growth.

A principal focus of our strategy is to continue to grow, in part by increasing the number of vessels in our fleet. The rate and success of any future growth will depend upon factors which may be beyond our control, including our ability to:

•	identify attractive businesses for acquisitions or joint ventures;

•	identify vessels for acquisitions;

•	integrate any acquired businesses or vessels successfully with our existing operations;

•	hire, train and retain qualified personnel to manage and operate our growing business and fleet;

•	identify new markets;

•	expand our customer base;

•	improve our operating and financial systems and controls; and

•	obtain required financing for our existing and new operations.

We may not be successful in executing our growth plans and could incur significant expenses and losses in connection therewith.

We may discontinue one or more lines of business for commercial or strategic reasons.  The redeployment of the capital invested in any discontinued line of business may take time, resulting in reduced earnings during such period and/or delay to our overall growth.

Furthermore, because the volume of cargo we ship in our River Business during a normal crop year is at or near the capacity of our barges during the peak season, our ability to increase volumes shipped in our River Business is limited by our ability to increase our barge fleet's carrying capacity, either through purchasing additional barges or increasing the size of our existing barges.

Our subsidiaries' credit facilities and the indenture governing our 9% First Preferred Ship Mortgage Notes due 2014, or the Notes, impose significant operating and financial restrictions on us that may limit our ability to successfully operate our business.

Our subsidiaries' credit facilities and the indenture governing the Notes impose significant operating and financial restrictions on us, including those that limit our ability to engage in actions that may be in our long term interests. These restrictions limit our ability to, among other things:

•	incur additional debt;

•	pay dividends or make other restricted payments;

•	create or permit certain liens;

•	make investments;

•	engage in sale and leaseback transactions;

•	sell vessels or other assets;

•	create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

•	engage in transactions with affiliates; and

•	consolidate or merge with or into other companies or sell all or substantially all of our assets.

In addition, some of our subsidiaries' credit facilities require that our subsidiaries maintain specified financial ratios and satisfy financial covenants and debt-to-asset and similar ratios. We may be required to take action to reduce our debt or to act in a manner contrary to our business objectives to meet these ratios and satisfy these covenants and ratios. Events beyond our control, including changes in the economic and business conditions in the markets in which our subsidiaries operate, may affect their ability to comply with these covenants. We cannot assure you that our subsidiaries will meet these ratios or satisfy these covenants or that our subsidiaries' lenders will waive any failure to do so. A breach of any of the covenants in, or our inability to maintain the required financial ratios under, our subsidiaries' credit facilities would prevent our subsidiaries from borrowing additional money under the facilities and could result in a default under them.

If a default occurs under our credit facilities or those of our subsidiaries, the lenders could elect to declare such debt, together with accrued interest and other fees and expenses, to be immediately due and payable and proceed against the collateral securing that debt. Moreover, if the lenders under a credit facility or other agreement in default were to accelerate the debt outstanding under that facility, it could result in a cross default under other debt. If all or part of our debt were to be accelerated, we may not have or be able to obtain sufficient funds to repay it upon acceleration.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the Notes, and any amounts borrowed under any of our subsidiaries' credit facilities, and to fund our operations, will depend on our ability to generate cash in the future, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated business opportunities will be realized on schedule or at all, or that future borrowings will be available to us in amounts sufficient to enable us to service our indebtedness, including the Notes and any amounts borrowed under our subsidiaries' credit facilities, or to fund our other liquidity needs.

If we cannot service our debt, we will have to take actions such as reducing or delaying capital investments, selling assets, restructuring or refinancing our debt, or seeking additional equity capital. We cannot assure you that any of these remedies could, if necessary, be done on commercially reasonable terms, or at all. In addition, the indenture for the Notes and the credit agreements governing our subsidiaries' various credit facilities may restrict us from adopting any of these alternatives. If we are not successful in, or are prohibited from, pursuing any of these remedies and cannot service our debt, our secured creditors may foreclose on our assets over which they have been granted a security interest.

We may be unable to obtain financing for our growth or to fund our future capital expenditures, which could negatively impact our results of operations and financial condition.

In order to follow our current strategy for growth, we will need to fund future vessel acquisitions, increased working capital levels and increased capital expenditures. In the future, we will also need to make capital expenditures required to maintain our current fleet and infrastructure. Cash generated from our earnings may not be sufficient to fund all of these measures. Accordingly, we may need to raise capital through borrowings or the sale of debt or equity securities. Our ability to obtain bank financing or to access the capital markets for future offerings may be limited by our financial condition at the time of any such financing or offering, as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. If we fail to obtain the funds necessary for capital expenditures required to maintain our fleet and infrastructure, we may be forced to take vessels out of service or curtail operations, which would harm our revenue and profitability. If we fail to obtain the funds that might be necessary to acquire new vessels, or increase our working capital or capital expenditures, we might not be able to grow our business and our earnings could suffer. Furthermore, any issuance of additional equity securities could dilute your interest in us and the debt service required for any debt financing would limit cash available for working capital and the payment of dividends, if any.

If the recent volatility in LIBOR continues, it could affect our profitability, earnings and cash flow.

The London market for dollar loans between banks has recently been volatile, with the spread between published LIBOR and the lending rates actually charged to banks in the London interbank market widening significantly at times. These conditions are the result of the recent disruptions in the international credit markets. Interest in most loan agreements in our industry has been based on published LIBOR rates. Recently, however, lenders have insisted on provisions that entitle the lenders, in their discretion, to replace published LIBOR as the base for the interest calculation with their cost-of-funds rate. If we are required to agree to such a provision in future loan agreements, our lending costs could increase significantly, which would have an adverse effect on our profitability, earnings and cash flow.

As of September 30, 2009, we had $198.6 million of indebtedness outstanding for which the interest rate was linked to LIBOR, or 51% of our total indebtedness outstanding. A 1% increase in LIBOR would translate to a $2.0 million increase in our interest expense per year, which would adversely affect our earnings.

We may not be able to cover the margins that our cleared FFAs might require.

As any other derivative instrument, cleared FFAs may require cash to cover margins. Our ability to cover required margins may be limited by lack of cash or readily available credit lines at the time of such margin calls, as well as by abnormally large margin calls due to market volatility. If we fail to cover margin calls, the bank that manages our account may settle down – partially or totally – the FFAs we have contracted, consequently debiting – partially or totally – the outstanding margins in our account at such date which may result in losses and / or loss of coverage, thus leaving the vessels' earnings exposed to the volatility of the spot market. As of September 30, 2009, the mark-to-market of our cleared FFAs positions was positive for us in $0.7 million.

Investment in FFAs and other derivative instruments could result in losses.

We enter into FFAs for trading purposes or to utilize them as economic hedges to reduce our exposure to changes in the rates earned by some of our vessels in the normal course of our Ocean Business. FFAs generally cover periods ranging from one month to one year and involve contracts to provide a fixed number of theoretical days of voyages at fixed rates. Upon settlement, if the contracted rate is less than the settlement rate, the seller of the FFA is required to pay the buyer an amount equal to the difference between the contracted rate and the settlement rate, multiplied by the number of days in the specified period. Inversely, if the contracted rate is greater than the settlement rate, the buyer is required to pay the seller the settlement sum. If we take positions in FFAs and do not correctly anticipate rate movements or our assumptions regarding the relative relationships of certain vessels' earnings and other factors relevant to the FFA markets are incorrect, we could suffer losses in settling or terminating our FFAs. FFAs may be executed through, a clearing house, but may also be agreed "over the counter" in which case each party is accepting the signature of the other party as sufficient guarantee of its obligations under the contract.

Although clearing houses require the posting of cash as collateral to cover margins, the use of a clearing house reduces the Company's exposure to counterparty credit risk. We are exposed to market risk in relation to our positions in FFAs and could suffer substantial losses from these activities in the event our expectations prove to be incorrect. Certain FFAs may qualify as cash flow hedges for accounting purposes with the change in fair value of the effective portions being recorded in accumulated other comprehensive income (loss) as an unrealized profit or loss. The qualification of a cash flow hedge for accounting purposes may depend upon the employment of some of our vessels matching those taken into consideration when calculating the value of the FFAs we have entered into.

The fair market value of FFAs changes frequently and may have great volatility so the amounts recorded in our accounts (whether they qualify as cash flow hedges for accounting purposes or not) may not reflect correctly the fair value of those instruments at any other date than that as of which they were calculated.

The Company's loss (profit) or liability in respect of these instruments at any point in time may differ from the current amount recorded in our books.

Certain FFAs entered into for the charter hire of one or more of our vessels may cease to have that effect totally or partially. This may happen because the ship or ships the charter hire of which we intend to hedge may suffer an accident or become otherwise unable to render service on a temporary or permanent basis or because we may have miscalculated the day on which one or more of our vessels becomes free from a contracted employment, because our vessels are unable to earn the percentage of the typical vessel on which FFA values are published that we estimated when calculating the hedge, because one or more of our ships was sold, or because for whatever reason the actual rates of the vessels intended to be hedged do not mirror the parameters that were taken into consideration when calculating the hedge. In all these cases we may suffer losses.

Some of our FFAs may not qualify as cash flow hedges for accounting purposes and, consequently, we may have to record the market variation of such positions every quarter directly in our income statement. Therefore the mark to market losses or gains resulting from these transactions will affect our published results in the quarter in which they are reported and may affect the value of our shares.

As of September 30, 2009, all of our FFAs covering positions in 2010 qualified as cash flow hedges and had a mark-to-market value of $22.2 million.

If counterparties to our FFAs fail to make payments under the FFAs to us, it could affect our profitability, earnings and cash flow.

FFAs may be executed through a clearing house but may also be agreed "over the counter" in which case each party is accepting the signature of the other party as sufficient guarantee of its obligations under the contract. We are exposed to credit risk with respect to our counterparties and could suffer substantial losses if one or more of our counterparties fail to make required payments to us under the FFAs.  As of September 30, 2009, $31.0 million or 98.0% of the total mark to market of our FFAs corresponded to OTC FFAs under which we were exposed to counterparty credit risk.

Our planned investments in our River Business are subject to significant uncertainty.

We intend to continue investing in our new shipyard to build new barges and installing new engines that burn less expensive fuel in some of our line pushboats. It is possible that these initiatives will fail to result in increased revenues and lower fuel costs, fail to result in cost-effective barge construction, or that they will lead to other complications that would adversely affect our business.

The increased capacity created by expanding the size of our existing barges and by building new barges may not be utilized by the local transportation market at prevailing prices or at all. Our expansion activities may also be subject to delays, which may result in cost overruns or lost revenues. Any of these developments would adversely affect our revenue and earnings.

While we expect the heavier fuel that our new engines burn to continue to be available at a discount to the price of the fuel that we currently use, the heavier fuel may not be available at such a large discount or at any discount at all. In addition, operating our new engines will require specially trained personnel, and such personnel may not be readily available. Higher fuel or personnel costs would adversely affect our profitability.

The operation of these new engines may also result in other complications that cannot easily be foreseen and that may adversely affect the quantity of cargo we carry or lead to additional costs, which could adversely affect our revenue and earnings.

We believe that our initiatives will result in improvements in efficiency allowing us to move more tonnage per barge and / or per unit of pushing capacity. If we do not fully achieve these efficiencies, or do not achieve them as quickly as we plan, we will need to incur higher repair expenses to maintain fleet size by maintaining older barges or invest new capital as we replace aging / obsolete capacity. Either of these options would adversely affect our results of operations.

We may not be able to charter our new PSVs or renew charters for our existing PSVs, at attractive rates.

We have contracted with a shipyard in India to construct four new PSVs and with another shipyard in China to construct two new PSVs, all of them with expected deliveries between 2010 and 2011.  None of these vessels are currently subject to charters and may not be subject to charters on their date of delivery. Although we intend to charter these vessels by the time they are delivered, we may be unable to do so. Even if we do obtain charters for these vessels, or renew the ones in place for our existing PSVs, these charters may be at rates lower than those that currently prevail or those that we anticipated at the time we ordered the vessels. If we fail to obtain charters or if we enter into charters with low charter rates, our financial condition and results of operations could suffer.

We may face delays in delivery under our newbuilding contracts for PSVs which could adversely affect our financial condition and results of operations.

Our six PSVs currently under construction and additional newbuildings for which we may enter into contracts may be subject to delays in their respective deliveries or even non-delivery from the shipyards. The delivery of our PSVs, and/or additional newbuildings for which we may enter into contracts, could be delayed, canceled, become more expensive or otherwise not completed because of, among other things:

•	quality or engineering problems;

•	changes in governmental regulations or maritime self-regulatory organization standards;

•	work stoppages or other labor disturbances at the shipyard;

•	bankruptcy or other financial crises of the shipyard;

•	economic factors affecting the yard's ability to continue building the vessels as originally contracted;

•	a backlog of orders at the shipyard;

•	weather interference or a catastrophic event, such as a major earthquake or fire or any other force majeure;

•	our requests for changes to the original vessel specifications;

•	shortages of or delays in the receipt of necessary construction materials, such as steel or machinery, such as engines and critical components such as dynamic positioning equipment;

•	our inability to obtain requisite permits or approvals or to receive the required classifications for the vessels from authorized classification societies; or
•	a shipbuilder's failure to otherwise meet the scheduled delivery dates for the vessels or failure to deliver the vessels at all.

If the delivery of any PSV, and/or additional newbuildings for which we may enter into contracts, is materially delayed or canceled, especially if we have committed that vessel to a charter for which we become responsible for substantial liquidated damages to the customer as a result of the delay or cancellation, our business, financial condition and results of operations could be adversely affected. Although the building contracts typically incorporate penalties for late delivery, we cannot assure you that the vessels will be delivered on time or that we will be able to collect the late delivery payment from the shipyards.

We cannot assure you that we will be able to repossess the vessels under construction or their parts in case of a default of the shipyards and, in those cases where we may have refund guarantees, we cannot assure that we will always be able to collect or that it will be in our interest to collect these guarantees.

We are a holding company, and depend entirely on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial and other obligations.

We are a holding company, and as such we have no significant assets other than the equity interests of our subsidiaries. Our subsidiaries conduct all of our operations and own all of our operating assets. As a result, our ability to pay dividends and service our indebtedness depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, restrictions under our credit facilities and applicable laws of the jurisdictions of their incorporation or organization. For example, some of our subsidiaries' existing credit agreements contain significant restrictions on the ability of our subsidiaries to pay dividends or make other transfers of funds to us. Further, some countries in which our subsidiaries are incorporated require our subsidiaries to receive central bank approval before transferring funds out of that country. In addition, under limited circumstances, the indenture governing the Notes permits our subsidiaries to enter into additional agreements that can limit our ability to receive distributions from such subsidiaries. If we are unable to obtain funds from our subsidiaries, we will not be able to service our debt or pay dividends, should we decide to do so, unless we obtain funds from other sources, which may not be possible.

We depend on a few significant customers for a large part of our revenues, and the loss of one or more of these customers could adversely affect our revenues.

On a consolidated basis, in the first nine months of 2009, our three largest customers were Petrobras, Cargill and Bunge.  In aggregate terms, our five largest customers accounted for 50% of our total revenues. In each of our business segments, we derive a significant part of our revenues from a small number of customers. Additionally, some of these customers, including many of our most significant ones, operate vessels and or barges of their own. These customers may decide to cease or reduce the use of our services for any number of reasons, including employing their own vessels. The loss of any one or a number of our significant customers, whether to our competitors or otherwise, could adversely affect our revenues and earnings.

Rising fuel prices may adversely affect our profits.

Fuel is the largest operating expense in our River Business where most of our contracts are contracts of affreightment under which we are paid per ton of cargo shipped. Currently, most of these agreements permit the adjustment of freight rates based on changes in the price of fuel. We may be unable to include this provision in these contracts when they are renewed or in future contracts with new customers. In our Offshore Supply Businesses, the risk of variation of fuel prices under the vessels' current employment is generally borne by the charterers, since it is them who are generally responsible, at their expense, for the supply of fuel. In the future, we may become responsible for the supply of fuel to such vessels, in which case variations in the price of fuel could affect our earnings. In our Ocean Business, some of our vessels operate under voyage charters in which we are responsible for the supply of fuel to such vessels, and variations in the price of fuel could affect our earnings to the extent they are different (higher than) those employed when estimating the expected result of such voyages.

To the extent our contracts do not pass-through changes in fuel prices to our clients, we will be forced to bear the cost of fuel price increases. We may hedge in the futures market all or part of our exposure to fuel price variations. We cannot assure you that we will be successful in hedging our exposure. In the event of a default by our charterers or other circumstance affecting the performance of a contract of affreightment, we are subject to exposure under, and may incur losses in connection with, our hedging instruments. Even in case we were able to hedge (partially or totally) our exposure to fuel price variations, we may have to post collateral (i.e. margin calls) under those hedges. Such posting of collateral may require substantial amounts of cash and in case we may not be able to post such cash to the margin accounts, the hedges may be unilaterally cancelled by our counterparts, negatively affecting our results.

In certain jurisdictions, the price of fuel is affected by high local taxes and may become more expensive than prevailing international prices. We may not be able to pass onto our customers the additional cost of such taxes and may suffer losses as a consequence of such inability.

Our success depends upon our management team and other employees, and if we are unable to attract and retain key management personnel and other employees, our results of operations may be negatively impacted.

Our success depends to a significant extent upon the abilities and efforts of our management team and our ability to retain them. In particular, many members of our senior management team, including our CEO and Executive Vice President, have extensive experience in the shipping industry and have held their roles with us since our inception. If we were to lose their services for any reason, it is not clear whether any available replacements would be able to manage our operations as effectively. The loss of any of the members of our management team could adversely affect our business prospects and results of operations and could lead to an immediate decrease in the price of our common stock. We do not maintain "key man" insurance on any of our officers. Further, the efficient and safe operation of our vessels requires skilled and experienced crew members. Difficulty in hiring and retaining such crew members could adversely affect the operation of our vessels, and in turn, adversely affect our results of operations.

Secondhand vessels are more expensive to operate and repair than newbuildings and may have a higher likelihood of accidents.

We purchased all of our oceangoing vessels, and substantially all of our other vessels with the exception of our PSVs, secondhand and our current business strategy generally includes growth through the acquisition of additional secondhand vessels. While we inspect secondhand vessels prior to purchase, we may not discover defects or other problems with such vessels prior to purchase. Any such hidden defects or problems, when detected, may be expensive to repair, and if not detected, may result in accidents or other incidents for which we are liable to third parties.

New vessels may experience initial operational difficulties.

New vessels, during their initial period of operation, have the possibility of encountering structural, mechanical and electrical problems. Normally, we will receive a warranty from the shipyard but we cannot assure you that it will always be effective to resolve the problem without additional costs to us.

As our fleet ages, the risks and costs associated with older vessels increase.

The costs to operate and maintain a vessel in operation increase with the age of the vessel. Charterers may prefer newer vessels which carry lower cargo insurance rates and are more fuel-efficient than older vessels. Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations or the addition of new equipment to our vessels and may restrict the type of activities in which these vessels may engage. As our vessels age, market conditions may not justify the expenditures necessary for us to continue operation of our vessels, and charterers may no longer charter our vessels at attractive rates or at all. Either development could adversely affect our earnings.

Spare parts or other key elements needed for the operation of our vessels may not be available off-the-shelf and we may face substantial delays which could result in loss of revenues while waiting for those spare parts to be produced and delivered to us.

Our vessels may need spare parts to be provided in order to replace old or damaged parts in the normal course of their operations. Given the increased activity in the maritime industry and the industry that supplies it, the manufacturers of key elements of our vessels (such as engine makers, propulsion systems makers, control systems makers and others) may not have the spare parts needed available immediately (or off-the-shelf) and may have to produce them when required. If this was the case, our vessels may be unable to operate while waiting for such spare parts to be produced, delivered, installed and tested, resulting in substantial loss of revenues for us.

We may not have adequate insurance to compensate us if our vessels or property are damaged or lost or if we harm third parties or their property or the environment.

We insure against tort claims and some contractual claims (including claims related to environmental damage and pollution) through memberships in protection and indemnity, or P&I, associations, or clubs. We also procure hull and machinery insurance and war risk insurance for our fleet. In some instances, we procure loss of hire insurance, which covers business interruptions that result in the loss of use of a vessel. We cannot assure you that such insurance will continue to be available on a commercially reasonable basis.

In addition to the P&I entry that we currently maintain for the PSVs in our fleet, we maintain third party liability insurance covering contractual claims that may not be covered by our P&I entry in the amount of $50.0 million. If claims affecting such policy exceed the above amount, it could have a material adverse effect on our business and the results of operations.

All insurance policies that we carry include deductibles (and some include limitations on partial loss) and since it is possible that a large number of claims may be brought, the aggregate amount of these deductibles could be material. Further, our insurance may not be sufficient to fully compensate us against losses that we incur, whether resulting from damage to or loss of our vessels, liability to a third party, harm to the environment, or other catastrophic claims. For example, our protection and indemnity insurance has a coverage limit of $1.0 billion for oil spills and related harm to the environment, $2.0 billion for passenger claims and $3.0 billion for passenger and seamen claims. Although the coverage amounts are significant, the amounts may be insufficient to fully compensate us, and, thus, any uninsured losses that we incur may be substantial and may have a very significant effect on our financial condition. In addition, our insurance may be voidable by the insurers as a result of certain of our actions, such as our ships failing to maintain certification with applicable maritime self-regulatory organizations or lack of payment of premiums.

We cannot assure you that we will be able to renew our existing insurance policies on the same or commercially reasonable terms, or at all, in the future. For example, more stringent environmental regulations have led in the past to increased costs for, and in the future may result in lack of availability of, protection and indemnity insurance against risks of environmental damage or pollution. Each of our policies is also subject to limitations and exclusions, and our insurance policies may not cover all types of losses that we could incur. Any uninsured or under-insured loss could harm our business, financial condition and operating results. Furthermore, we cannot assure you that the P&I clubs to which we belong will remain viable. We may also become subject to funding calls due to our membership in the P&I clubs which could adversely affect our profitability. Also, certain claims may be covered by our P&I insurance, but subject to the review and at the discretion of the board of the P&I club. We can not assure you that the board will exercise its discretion to vote to approve the claim.

Labor disruptions in the shipping industry could adversely affect our business.

As of September 30, 2009, we employed 243 land-based employees and approximately 829 seafarers as crew on our vessels. These seafarers are covered by industry-wide collective bargaining agreements that set basic standards applicable to all companies who hire such individuals as crew. Because most of our employees are covered by these industry-wide collective bargaining agreements, failure of industry groups to renew these agreements may disrupt our operations and adversely affect our earnings. In addition, we cannot assure you that these agreements will prevent labor interruptions. Any labor interruptions could disrupt our operations and harm our financial performance.

The Argentinian collective bargaining agreement N538/09 (relating to wage and labor conditions) is up for renewal in the next twelve months.

Certain conflicts of interest may adversely affect us.

Certain of our directors and officers hold similar positions with other related companies. Felipe Menendez R., who is our President, Chief Executive Officer, and a Director, is a Director of Oceanmarine, a related company that previously provided administrative services to us and has entered into joint ventures with us in salvage operations. Oceanmarine also operates slot charter container services between Argentina and Brazil, an activity in which we do not engage at the present time. Ricardo Menendez R., who is our Executive Vice President and one of our Directors, is the President of Oceanmarine, and is also the Chairman of The Standard Steamship Owners' Protection and Indemnity Association (Bermuda) Limited, or Standard, a P&I club with which some of our vessels are entered. For the years 2006, 2007, 2008, and for the nine months ended September 30, 2009, we paid to Standard $3.0 million, $3.0 million, $3.5 million and $3.0 million respectively in insurance premiums. Both Mr. Ricardo Menendez R. and Mr. Felipe Menendez R. are Directors of Maritima SIPSA, a company owned 49% by us and 51% by SIPSA S.A. (a related company) and Directors of Shipping Services Argentina S.A. (formerly I. Shipping Services), a company that provides vessel agency services for third parties in Argentina and occasionally for our vessels calling at Buenos Aires and other Argentinean ports. We are not engaged in the vessel agency business for third parties and the consideration we paid for the services provided by Shipping Services Argentina S.A. to us amounted to less than $0.2 million in 2008. Although these directors and officers attempt to perform their duties within each company independently, in light of their positions with such entities, these directors and officers may face conflicts of interest in selecting between our interests and those of Oceanmarine, Shipping Services Argentina S.A. and Standard. In addition, Shipping Services Argentina S.A. and Oceanmarine are indirectly controlled by the Menendez family, including Felipe Menendez R. and Ricardo Menendez R. These conflicts may limit our fleet's earnings and adversely affect our operations.  Although we cannot ascertain the exact amount of time allocated by these officers and directors to our business, generally such officers and directors dedicate a substantial portion of their average working week to our business and in any event in an amount sufficient to fulfill their obligations to us in their role as officer or director.

We may not be able to fulfill our obligations in the event we suffer a change of control.

If we suffer a change of control, we will be required to make an offer to repurchase the Notes at a price of 101% of their principal amount plus accrued and unpaid interest within a period of 30 to 60 days. A change of control may also result in the banks that have other financings in place with us deciding to cross-default and/or accelerate the repayment of our loans. Under certain circumstances, a change of control of our company may also constitute a default under our credit facilities resulting in our lenders' right to accelerate their loans. We may not be able to satisfy our obligations if a change of control occurs.

If we are unable to fund our capital expenditures, we may not be able to continue to operate some of our vessels, which would have a material adverse effect on our business and financial condition or our ability to pay dividends.

In order to fund our capital expenditures, we may be required to incur borrowings or raise capital through the sale of debt or equity securities. Our ability to obtain credit facilities and access the capital markets through future offerings may be limited by our financial condition at the time of any such offering as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. Our failure to obtain the funds necessary for future capital expenditures would limit our ability to continue to operate some of our vessels and could have a material adverse effect on our business, results of operations and financial condition and our ability to pay dividends. Even if we are successful in obtaining such funds through financings, the terms of such financings could further limit our ability to pay dividends.

We are exposed to U.S. dollar and foreign currency fluctuations and devaluations that could harm our reported revenue and results of operations.

We are an international company and, while our financial statements are reported in U.S. dollars, some of our operations are conducted in foreign currencies. For example, in 2008, 89% of our revenues were denominated in U.S. dollars, 9% were denominated in British pounds and 2% were denominated in Brazilian reais. If the value of the U.S.dollar appreciates relative to the value of these other currencies, the U.S. dollar value of the revenues that we report on our financial statements could be materially adversely affected. Changes in currency exchange rates could adversely affect our reported revenues and could require us to reduce our prices to remain competitive in foreign markets, which could also have a material adverse effect on our results of operations. Further, we incur costs in multiple currencies that are different than, or in a proportion different to, the currencies in which we receive our revenues. Accordingly, if the currencies in which we incur a large portion of our costs appreciate in value against the currencies in which we receive a large portion of our revenue, our margins could be adversely affected. We have not historically hedged our exposure to changes in foreign currency exchange rates and, as a result, we could incur unanticipated losses. However, during 2008 we have entered into forward currency agreements to sell British pounds at a fixed exchange rate to cover part of our exposure in the operations of our Offshore Supply Business in the North Sea.

U.S. tax authorities could treat us as a "passive foreign investment company," which could have adverse U.S. federal income tax consequences to U.S. holders.

A foreign corporation will be treated as a "passive foreign investment company," or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of "passive income" or (2) at least 50% of the average value of the corporation's assets produce or are held for the production of those types of "passive income."  For purposes of these tests, "passive income" includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business.  For purposes of these tests, income derived from the performance of services does not constitute "passive income."  U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

We should not be a PFIC with respect to any taxable year.  Based upon our operations as described herein, our income from time charters should not be treated as passive income for purposes of determining whether we are a PFIC.  Accordingly, our income from our time chartering activities should not constitute "passive income," and the assets that we own and operate in connection with the production of that income should not constitute passive assets.

There is substantial legal authority supporting this position consisting of case law and U.S. Internal Revenue Service, or IRS, pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes.  However, it should be noted that there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes.  Accordingly, no assurance can be given that the IRS or a court of law will accept this position, and there is a risk that the IRS or a court of law could determine that we are a PFIC.  Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if the nature and extent of our operations were to change.

If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders would face adverse U.S. federal income tax consequences.  Under the PFIC rules, unless those shareholders make an election available under the U.S. Internal Revenue Code of 1986, as amended, or the Code (which election could itself have adverse consequences for such shareholders, as discussed below under "Tax Considerations – U.S. Federal Income Taxation – U.S. Federal Income Taxation of U.S. Holders"), such shareholders would be liable to pay U.S. federal income tax at the then-prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of their shares of our common stock, as if the excess distribution or gain had been recognized ratably over the shareholder's holding period of their shares of our common stock.  See "Tax Considerations – U.S. Federal Income Taxation – U.S. Federal Income Taxation of U.S. Holders" for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if we are treated as a PFIC.

We may have to pay tax on U.S. source income, which would reduce our earnings and cash flows.

Under the Code, 50% of the gross shipping income of our vessel owning or chartering for non-U.S. subsidiaries attributable to transportation that begins or ends, but that does not both begin and end, in the U.S. will be characterized as U.S. source shipping income. Such income will be subject to a 4% U.S. federal income tax without allowance for deduction, unless our subsidiaries qualify for exemption from tax under Section 883 of the Code and the Treasury Regulations promulgated thereunder.

Both before and after this offering, we believe that any U.S.-source shipping income of our non-U.S. subsidiaries will qualify for the exemption from tax under Section 883 on the basis that our stock is primarily and regularly traded on the Nasdaq Global Market. However, we cannot assure you that our non-U.S. subsidiaries will qualify for that exemption. In addition, changes in the Code, the Treasury Regulations or the interpretation thereof by the IRS or the courts could adversely affect the ability of our non-U.S. subsidiaries to qualify for such exemption. If our non-U.S. subsidiaries are not entitled to that exemption, they would be subject to a 4% U.S. federal income tax on their U.S.-source shipping income. The imposition of this tax could have a negative effect on our business and would result in decreased earnings.

It should be noted that for the calendar years 2006, 2007 and 2008, our non-U.S. subsidiaries did not derive any U.S.-source shipping income. Therefore our non-U.S. subsidiaries should not be subject to any U.S. federal income tax for 2006, 2007 or 2008, regardless of their qualification for exemption under Section 883.

Changes in tax laws or the interpretation thereof and other tax matters related to our UK tonnage tax election may adversely affect our future results.

We elected the application of the UK tonnage tax instead of the corporate tax on income for the qualifying shipping activities of our PSVs in the North Sea. Changes in tax laws or the interpretation thereof and other tax matters related to our UK tax election may adversely affect our future results as a tax on the income from qualifying shipping activities likely will be higher than the UK tonnage tax to which are currently subject.

FORWARD LOOKING STATEMENTS

Matters discussed in this document may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance.

Our disclosure and analysis in this prospectus concerning our operations, cash flows and financial position, including, in particular, the likelihood of our success in developing and expanding our business, include forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "will," "may," "should," and similar expressions are forward-looking statements. Although these statements are based upon assumptions we believe to be reasonable based upon available information, including projections of revenues, operating margins, earnings, cash flow, working capital, and capital expenditures, they are subject to risks and uncertainties that are described more fully in this prospectus in the section titled "Risk factors." These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. As a result, you should not place undue reliance on any forward-looking statements. We assume no obligation to update any forward-looking statements to reflect actual results, changes in assumptions or changes in other factors, except as required by applicable securities laws. Factors that might cause future results to differ include, but are not limited to, the following:

†	future operating or financial results;

†	pending or recent acquisitions, business strategy and expected capital spending or operating expenses, including drydocking and insurance costs;

†	general market conditions and trends, including charter rates, vessel values, and factors affecting vessel supply and demand;

†	our ability to obtain additional financing;

†	our financial condition and liquidity, including our ability to obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

†	our expectations about the availability of vessels to purchase, the time that it may take to construct new vessels, or vessels' useful lives;

†	our dependence upon the abilities and efforts of our management team;

†	changes in governmental rules and regulations or actions taken by regulatory authorities;

†	adverse weather conditions that can affect production of the goods we transport and navigability of the river system;

†	the highly competitive nature of the oceangoing transportation industry;

†	the loss of one or more key customers;

†	fluctuations in foreign exchange rates and devaluations;

†	potential liability from future litigation; and

†	other factors discussed in this section titled "Risk factors."

PER SHARE MARKET PRICE INFORMATION

Our common stock is listed on the Nasdaq Global Market under the symbol "ULTR."

The table below sets forth the high and low closing prices for each of the calendar months indicated for shares of our common stock.

The high and low closing prices for shares of our common stock, by year, from 2007 to 2009 were as follows:

For The Year Ended	Nasdaq Global Market	Nasdaq Global Market
	Low (US$)	High (US$)

December 31, 2007	12.80	27.04
December 31, 2008	1.84	17.44
December 31, 2009	1.81	5.58

The high and low closing prices for shares of our common stock, by quarter, in 2008 and 2009 were as follows:

For The Quarter Ended	Nasdaq Global Market	Nasdaq Global Market
	Low (US$)	High (US$)

March 31, 2008	7.13	17.44
June 30, 2008	8.84	16.15
September 30, 2008	5.65	13.84
December 31, 2008	1.84	7.77
March 31, 2009	1.81	4.20
June 30, 2009	2.43	5.38
September 30, 2009	3.95	5.58
December 31, 2009	4.62	5.39

The high and low closing prices for shares of our common stock for each of the six most recently ended months prior to February 18, 2010 were as follows:

For The Month Ended	Nasdaq Global Market	Nasdaq Global Market
	Low (US$)	High (US$)

August 2009	4.57	5.03
September 2009	4.51	5.58
October 2009	4.67	5.39
November 2009	4.62	5.20
December 2009	4.64	4.94
January 2010	4.64	5.21
February 1, 2010 to February 17, 2010	4.43	5.01

DIVIDEND POLICY

The payment of dividends is in the discretion of our board of directors. We have not paid a dividend to date. Any determination as to dividend policy will be made by our board of directors and will depend on a number of factors, including the requirements of Bahamian law, our future earnings, capital requirements, financial condition and future prospects and such other factors as our board of directors may deem relevant.

Section 35 of the International Business Companies Act, 2000 (Chapter 309, Statute Laws of The Bahamas, 2000 Edition) provides that, subject to any limitations in its Memorandum or Articles, a company may, by a resolution of directors, declare and pay dividends in money, shares or other property.  However, in accordance with Section 35 of the said Act, dividends shall only be declared and paid if the directors determine that immediately after the payment of the dividend:

(a)           the company will be able to satisfy its liabilities as they become due in the ordinary course of its business; and

(b)
the realizable value of the assets of the company will not be less than the sum of its total liabilities, other than deferred taxes, as shown in the books of account, and its issued and outstanding share capital.

and, in the absence of fraud, the decision of the directors as to the realizable value of the assets of the company is conclusive unless a question of law is involved.

Our ability to pay dividends is restricted by the Notes, which we issued in 2004. In addition, we may incur expenses or liabilities, including extraordinary expenses, which could include costs of claims and related litigation expenses, or be subject to other circumstances in the future that reduce or eliminate the amount of cash that we have available for distribution as dividends or for which our board of directors may determine requires the establishment of reserves. The payment of dividends is not guaranteed or assured and may be discontinued at any time at the discretion of our board of directors. Because we are a holding company with no material assets other than the stock of our subsidiaries, our ability to pay dividends is dependent upon the earnings and cash flow of our subsidiaries and their ability to pay dividends to us. If there is a substantial decline in any of the markets in which we participate, our earnings will be negatively affected, thereby limiting our ability to pay dividends.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling shareholder of any shares of our common stock covered by this prospectus.

CAPITALIZATION

The following table sets forth our actual consolidated capitalization as of September 30, 2009, on a historical basis.

You should read this table in conjunction with our historical consolidated financial statements, together with the respective notes thereto, included elsewhere and by reference in this prospectus.

At September 30, 2009
(Dollars in thousands)
Cash and cash equivalents	$41,854
Restricted cash	1,658
Total cash	43,512

Long-term financial debt (guaranteed, secured)	206,781
Long-term financial debt (guaranteed, unsecured)	10,000
2014 Senior Notes (guaranteed, secured)	180,000
Total debt	$396,781

Shareholders' Equity:
Common stock, $.01 par value: 100,000,000 authorized shares; 29,519,936 shares outstanding	334
Additional paid-in capital	269,759
Treasury stock 3,923,094 shares at cost	(19,488)
Accumulated earnings	53,543
Accumulated other comprehensive income (loss)	29,357
Total Ultrapetrol (Bahamas) Limited stockholders' equity	333,505
Noncontrolling interests in subsidiaries	4,996
Total equity	338,501
Total Capitalization	$778,794

ENFORCEMENT OF CIVIL LIABILITIES

We are a Bahamian corporation. Our subsidiaries are incorporated in Argentina, The Bahamas, Brazil, Chile, Colombia, Liberia, Mexico, Panama, Paraguay, Spain, the United Kingdom, the United States, Uruguay and Venezuela. All of our vessels and barges are flagged in Argentina, Brazil, Chile, Liberia, Panama or Paraguay. Most of our and our subsidiaries' offices, administrative activities and other assets, as well as those of the independent registered public accountants and the expert named herein, are located outside the United States. In addition, some of our directors and officers, and the directors and officers of our subsidiaries, are residents of jurisdictions other than the United States, and all or a substantial portion of the assets of such persons are or may be located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon us or our subsidiaries or such persons, and it may be difficult for you to enforce judgments obtained in United States courts against us or our subsidiaries, our directors and officers, the directors and officers of our subsidiaries, the independent registered public accountants or the expert named herein, or the assets of any such parties located outside the United States. Further, it may be difficult for you to enforce judgments obtained in United States courts, including those predicated upon the civil liability provision of the federal securities laws of the United States, against such parties in courts outside of the United States.

TAX CONSIDERATIONS

 The following is a discussion of the material Bahamian and U.S. federal income tax considerations relevant to an investment decision by a U.S. Holder and a Non-U.S. Holder, each as defined below, with respect to our common stock. This discussion does not purport to deal with the tax consequences of owning shares of our common stock to all categories of investors, some of which, such as dealers in securities, investors whose functional currency is not the U.S. dollar and investors that own, actually or under applicable constructive ownership rules, 10% or more of our common stock, may be subject to special rules. This discussion deals only with holders who purchase our common stock in connection with this offering and hold our common stock as a capital asset. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our common stock.

Any material tax considerations relevant to an investment decision by a U.S. Holder or Non-U.S. Holder, each as defined below, with respect to securities registered under this registration statement other than our common stock, will be described in a prospectus supplement issued in connection with the offering of such securities.

Bahamian Tax Considerations

In the opinion of Higgs & Johnson, our Bahamian counsel, the following are the material Bahamian tax consequences of our activities to us and shareholders of our common stock. We are incorporated in the Commonwealth of The Bahamas. Under current Bahamian law, we are not subject to tax on income or capital gains, and no Bahamian withholding tax will be imposed upon payments of dividends by us to our shareholders for a period of twenty years from our date of incorporation.

U.S. Federal Income Tax Considerations

In the opinion of Seward & Kissel LLP, our U.S. counsel, the following are the material U.S. federal income tax consequences to the Company of its activities and to U.S. Holders and Non-U.S. Holders, of our common stock. The following discussion of U.S. federal income tax matters is based on the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury, all of which are subject to change, possibly with retroactive effect. The discussion below is based, in part, on the description of our business as described in "Prospectus Summary" above and assumes that we conduct our business as described in that section. References in the following discussion to "we" and "us" are to Ultrapetrol (Bahamas) Limited and its subsidiaries on a combined basis.

U.S. Federal Income Taxation of Our Company

Taxation of Operating Income: in General

We anticipate that we will earn substantially all our income from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis or from the performance of services directly related to those uses, which we refer to as "shipping income."

Unless exempt from U.S. federal income taxation under the rules of Section 883 of the Code, or Section 883, as discussed below, we will be subject to U.S. federal income tax on our shipping income that is treated as derived from sources within the United States, to which we refer as U.S.-source shipping income. For these purposes, U.S.-source shipping income includes 50% of our shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States.

Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are not permitted by law and therefore do not expect to engage in transportation that produces income which is considered to be 100% from sources within the United States.

Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any U.S. federal income tax.

In the absence of exemption from tax under Section 883, our gross U.S.-source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below.

Exemption of Operating Income from U.S. Federal Income Taxation

Under Section 883 of the Code and the final Treasury Regulations promulgated thereunder, or the final regulations, a foreign corporation will be exempt from U.S. federal income taxation on its U.S.-source shipping income if:

(1)
it is organized in a qualified foreign country which, as defined, is one that grants an "equivalent exemption" to corporations organized in the United States in respect of each category of shipping income for which exemption is being claimed under Section 883 and to which we refer to as the Country of Organization Test; and

(2)	either

(A)
more than 50% of the value of its stock is beneficially owned, directly or indirectly, by qualified shareholders which as defined includes individuals who are "residents" of a qualified foreign country which we refer to as the 50% Ownership Test, or

(B)
its stock, or that of its 100% parent, is "primarily and regularly traded on an established securities market" in a qualified foreign country or in the U.S., which we refer to as the Publicly-Traded Test.

The Commonwealth of The Bahamas and Panama, the jurisdictions where we and our vessel-owning subsidiaries are incorporated, each have been officially recognized by the IRS as a qualified foreign country that grants the requisite equivalent exemption from tax in respect of each category of shipping income we and our subsidiaries earn and currently expect to earn in the future. Therefore, we and each of our subsidiaries will be exempt from U.S. federal income taxation with respect to our U.S.-source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test. We do not believe that we are able to satisfy the 50% Ownership Test due to the widely-held ownership of our stock. Our ability and that of our subsidiaries to qualify for exemption under Section 883 is solely dependent upon satisfaction of the Publicly-Traded Test as discussed below.

The final regulations provide, in pertinent part, that stock of a foreign corporation will be considered to be "primarily traded" on an established securities market if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Our common stock, which is our sole class of issued and outstanding stock, is "primarily traded" on the Nasdaq Global Market.

Under the final regulations, our common stock will be considered to be "regularly traded" on an established securities market if one or more classes of our stock representing more than 50% of our outstanding shares, by total combined voting power of all classes of stock entitled to vote and total value, will be listed on the market, which we refer to as the listing threshold. Since our common stock is listed on the Nasdaq Global Market, we satisfy the listing requirement.

It is further required that with respect to each class of stock relied upon to meet the listing threshold (i) such class of stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market during the taxable year is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. We believe we will satisfy the trading frequency and trading volume tests. Even if this were not the case, the final regulations provide that the trading frequency and trading volume lists will be deemed satisfied if, as we expect to be the case with our common stock, such class of stock is traded on an established market in the United States and such stock is regularly quoted by dealers making a market in such stock.

Notwithstanding the foregoing, the final regulations provide, in pertinent part, that a class of stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of the issued and outstanding shares of such class of stock are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the vote and value of such class of stock, which we refer to as the 5 Percent Override Rule.

For purposes of being able to determine the persons who own 5% or more of our stock, or the 5% Shareholders, the final regulations permit us to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the Commission as having a 5% or more beneficial interest in our common stock. The final regulations further provide that an investment company identified on a filing with the Commission on Schedule 13G or Schedule 13D which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes.

We anticipate that our 5% Shareholders may own a majority of our common stock. If our 5% Shareholders own a majority of our common stock, then we will be subject to the 5% Override Rule unless we can establish that among the closely-held group of 5% Shareholders, there are sufficient 5% Shareholders that are qualified shareholders for purposes of Section 883 to preclude non-qualified shareholders in the closely-held group from owning 50% or more of our common stock for more than half the number of days during the taxable year. In order to establish this, sufficient 5% Shareholders that are qualified shareholders would have to comply with certain documentation and certification requirements designed to substantiate their identity as qualified shareholders.

We believe that we will be able to establish that a sufficient number of shares of our common stock are owned by qualified shareholders among our 5% Shareholders in order to qualify for the benefits of Section 883. However, there can be no assurance that we will be able to continue to satisfy the substantiation requirements in the future.

Taxation in the Absence of Exemption

To the extent the benefits of Section 883 are unavailable, our U.S.-source shipping income, to the extent not considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions. Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our shipping income would never exceed 2% under the 4% gross basis tax regime.

To the extent the benefits of the Section 883 exemption are unavailable and our U.S.-source shipping income is considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, any such "effectively connected" U.S.-source shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% "branch profits" taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of its U.S. trade or business.

Our U.S.-source shipping income would be considered "effectively connected" with the conduct of a U.S. trade or business only if:

•	we have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

•
substantially all of our U.S.-source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, or permit circumstances that would result in having any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S.-source shipping income will be "effectively connected" with the conduct of a U.S. trade or business.

U.S. Taxation of Gain on Sale of Vessels

If we and our subsidiaries qualify for exemption under Section 883 in respect of the shipping income derived from the international operation of our vessels, then gain from the sale of any such vessel should likewise be exempt from tax under Section 883. In the absence of the benefits of exemption under Section 883, we and our subsidiaries will not be subject to U.S. federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under U.S. federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States.  It is anticipated that any sale of a vessel by us will be considered to occur outside of the United States.

U.S. FEDERAL INCOME TAXATION OF U.S. HOLDERS

As used herein, the term "U.S. Holder" means a beneficial owner of common stock that is a U.S. citizen or resident, U.S. corporation or other U.S. entity taxable as a corporation, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common stock, you are encouraged to consult your tax advisor.

Distributions

Subject to the discussion of passive foreign investment companies below, any distributions made by us with respect to our common stock to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or "qualified dividend income" as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis in his common stock on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common stock will generally be treated as ‘"passive category income" or, in the case of certain types of U.S. Holders, as "general category income" for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes.

Dividends paid on our common stock to a U.S. Holder who is an individual, trust or estate (a "U.S. Individual Holder") should be treated as "qualified dividend income" that is taxable to such U.S. Individual Holders at preferential tax rates (through 2010) provided that: (1) our common stock is readily tradable on an established securities market in the United States (such as the Nasdaq Global Market on which our common stock is traded); (2) we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be); and (3) the U.S. Individual Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend. Any dividends paid by the Company which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder. Legislation has previously been introduced in the U.S. Congress which would prevent our dividends from qualifying for these preferential rates prospectively from the date of enactment.

Special rules may apply to any "extraordinary dividend" — generally, a dividend equal to or in excess of ten percent of a shareholder's adjusted basis (or fair market value in certain circumstances) in a share of common stock — paid by us. If we pay an "extraordinary dividend" on our common stock that is treated as "qualified dividend income," then any loss derived by a U.S. Individual Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend. Depending upon the amount of a dividend paid by us, such dividend may be treated as an "extraordinary dividend."

Sale, Exchange or other Disposition of Common Stock

Assuming we do not constitute a passive foreign investment company for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's tax basis in such stock. Subject to the discussion of extraordinary dividends above, such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S.-source income or loss, as applicable, for U.S. foreign tax credit purposes. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Status and Significant Tax Consequences

Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a passive foreign investment company for U.S. federal income tax purposes. In general, we will be treated as a passive foreign investment company with respect to a U.S. Holder if, for any taxable year in which such holder held our common stock, either:

•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether we are a passive foreign investment company, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary's stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute "passive income" unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

Based on our current operations and future projections, we do not believe that we are, have been nor do we expect to become, a passive foreign investment company with respect to any taxable year. Although there is no legal authority directly on point, our belief is based principally on the position that, for purposes of determining whether we are a passive foreign investment company, the gross income we derive or are deemed to derive from the period chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we and our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, should not constitute passive assets for purposes of determining whether we are a passive foreign investment company. We believe there is substantial legal authority supporting our position consisting of case law and IRS pronouncements concerning the characterization of income derived from period charters and voyage charters as services income for other tax purposes.  However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes.  It should be noted that in the absence of any legal authority specifically relating to the statutory provisions governing passive foreign investment companies, the IRS or a court could disagree with our position. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a passive foreign investment company with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.

As discussed more fully below, if we were to be treated as a passive foreign investment company for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a "Qualified Electing Fund," which election we refer to as a QEF election. As an alternative to making a QEF election, a U.S. Holder should be able to make a "mark-to-market" election with respect to our common stock, as discussed below.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election, which U.S. Holder we refer to as an "Electing Holder," the Electing Holder must report each year for U.S. federal income tax purposes his pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder's adjusted tax basis in the common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common stock and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common stock. A U.S. Holder would make a QEF election with respect to any year that our company is a passive foreign investment company by filing one copy of IRS Form 8621 with his U.S. federal income tax return and a second copy in accordance with the instructions to such form. If we were aware that we were to be treated as a passive foreign investment company for any taxable year, we would provide each U.S. Holder with all necessary information in order to make the QEF election described above.

Taxation of U.S. Holders Making a ``Mark-to-Market" Election

Alternatively, if we were to be treated as a passive foreign investment company for any taxable year and, as we anticipate, our stock is treated as "marketable stock," a U.S. Holder would be allowed to make a "mark-to-market" election with respect to our common stock, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common stock at the end of the taxable year over such holder's adjusted tax basis in the common stock. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in the common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder's tax basis in his common stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

Finally, if we were to be treated as a passive foreign investment company for any taxable year, a U.S. Holder who does not make either a QEF election or a "mark-to-market" election for that year, to whom we refer as a Non-Electing Holder, would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holders' aggregate holding period for the common stock;

•	the amount allocated to the current taxable year would be taxed as ordinary income; and

•
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our common stock. If a Non-Electing Holder who is an individual dies while owning our common stock, such holder's successor generally would not receive a step-up in tax basis with respect to such stock.

U.S. FEDERAL INCOME TAXATION OF "NON-U.S. HOLDERS"

A beneficial owner of common stock that is not a U.S. Holder is referred to herein as a Non-U.S. Holder.

Dividends on Common Stock

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends received from us with respect to our common stock, unless that income is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of a U.S. income tax treaty with respect to those dividends, that income is generally taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

Sale, Exchange or Other Disposition of Common Stock

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common stock, unless:

•
the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is generally taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-U.S. Holder is engaged in a U.S. trade or business for U.S. federal income tax purposes, the income from the common stock, including dividends and the gain from the sale, exchange or other disposition of the stock that is effectively connected with the conduct of that trade or business will generally be subject to regular U.S. federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, in the case of a corporate Non-U.S. Holder, its earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, made within the United States to a non-corporate U.S. Holder will be subject to information reporting requirements.  Such payments will also be subject to backup withholding tax if a non-corporate U.S. Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest or dividends required to be shown on its federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

If a Non-U.S. Holder sells its common stock to or through a U.S. office or broker, the payment of the proceeds is subject to both U.S. backup withholding and information reporting unless such holder certifies that it is a non-U.S. person, under penalties of perjury, or otherwise establishes an exemption. If a Non-U.S. Holder sells its common stock through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to such holder outside the United States then information reporting and backup withholding generally will not apply to that payment. However, U.S. information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to a Non-U.S. Holder outside the United States, if such holder sells its common stock through a non-U.S. office of a broker that is a U.S. person or has some other contacts with the United States.

Backup withholding tax is not an additional tax. Rather, a holder generally may obtain a refund of any amounts withheld under backup withholding rules that exceed its income tax liability by filing a refund claim with the IRS.

DESCRIPTION OF CAPITAL STOCK

Authorized Capitalization

Under our Memorandum of Association, our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, of which 29,519,936 shares were issued and outstanding as of the date of this prospectus. Upon completion of this offering of shares by the selling shareholder, we will have 29,519,936 shares of common stock outstanding. All shares of our common stock are in registered form.

Common Stock

As of the date of this prospectus, we have 29,519,936 shares of common stock issued and outstanding. Upon consummation of this offering by the selling shareholder, we will have 29,519,936 shares of common stock outstanding (not including options to purchase an additional 348,750 shares, granted pursuant to our equity incentive plan).   The selling shareholder, Inversiones Los Avellanos S.A. and Hazels (Bahamas) Investments Inc. are each entitled to seven votes for each share of our common stock that they hold and all others holders of our common stock are entitled to one vote for each share of common stock that they hold. These special voting rights of the selling shareholders are transferable if the shares are sold to Inversiones Los Avellanos S.A. and Hazels (Bahamas) Investments Inc. but are not transferable to our other shareholders and apply only to shares held by the selling shareholders, Inversiones Los Avellanos S.A. and Hazels (Bahamas) Investments Inc. on the date of our IPO and not to any shares they subsequently purchase or repurchase (except to the extent that they purchase any of the shares held by them on the date of the IPO directly from each other). After the sale by the selling shareholder to anyone other than Inversiones Los Avellanos S.A. and Hazels (Bahamas) Investments Inc., the shares offered by it hereunder will be entitled to one vote per share only.  Holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. In addition, Solimar, Inversiones Los Avellanos S.A. and Hazels (Bahamas) Investments Inc. are party to a shareholders agreement that became effective upon completion of our IPO and that contains provisions affecting certain of the matters described below.

Other Matters

Purpose

Our purpose is to engage in any act or activity that is not prohibited under any law for the time being in force in The Bahamas. Other than certain matters that are required by the International Business Companies Act, 2000, or the IBCA, to be approved or authorized by shareholders, our corporate powers will be exercised by our board of directors and our business and corporate affairs will be managed by our executive officers. Our memorandum and articles of association do not impose any limitations on the ownership rights of our shareholders.

Shareholder Meetings

Under our articles of association, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of The Bahamas. Special meetings may be called by the board of directors, or by the Chairman of the Board, by the President or by the holders of majority of the votes of the shares entitled to vote at such meeting. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Directors

Our directors are elected annually by holders of a majority of the votes of the shares entitled to vote in the election. Cumulative voting may not be used to elect directors or for any other purpose.

Our board of directors consists of seven members. The shareholders may change the number of directors by a vote of not less than 50% of the votes of the shares issued and outstanding and entitled to vote. Each director shall be elected to serve until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Vacancies may be filled by action of the board of directors in accordance with our articles of association. The board of directors determines the compensation of our directors. We may also reimburse our directors for all travel, hotel and other expenses properly incurred by them in connection with our business or their duties as directors.

There is no limitation on the powers of our board of directors to incur indebtedness on our behalf. There is no requirement in our articles of association or the IBCA that directors hold any shares of our common stock or that our directors must retire at a certain age.

Description of capital stock

Approval of Mergers, Asset Sales and Certain Other Transactions

The IBCA contains certain provisions that address the subject of mergers and asset sales. Our articles of association, however, address the subject in greater detail and also address the subject of transactions between us and our controlling shareholders. Our articles provide that in:

•
any merger or consolidation involving us on the one hand and Los Avellanos, Hazels or Solimar (to the extent that the parties to the merger or consolidation are shareholders at the time of the merger or consolidation), any of their affiliates or any member of our management or board of directors or their respective affiliates (each an ‘‘Interested Party'') on the other hand;

•
any sale, lease or other direct or indirect disposition of all or substantially all of our and our subsidiaries' assets in a transaction or series of related transactions to one or more Interested Parties;

•
any merger or consolidation or sale, lease or other direct or indirect disposition of all or substantially all of our and our subsidiaries' assets in a transaction or series of related transactions that would result in the receipt of different types or amounts of consideration per share by one or more Interested Parties on the one hand, and any other of our shareholders, on the other hand; and

•	any business transaction between us or our subsidiaries on the one hand and one or more Interested Parties on the other hand, involving a value in excess of $2.0 million;

it shall be a condition to the consummation of such transaction that (1) we shall have obtained, at our own expense, a fairness opinion confirming that the proposed transaction is fair from a financial standpoint for us and for those shareholders which are not Interested Parties and (2) that such transaction be approved by a majority of our disinterested directors. This fairness opinion is to be rendered by an internationally recognized investment banking, auditing or consulting firm (or, if the proposed transaction involves the sale or purchase of vessels or other floating assets, by an internationally recognized shipbroker) selected by our disinterested directors and engaged to the holders of our common stock. To qualify as a disinterested director for purposes of these provisions, the director must not have a personal interest in the transaction at hand and must not otherwise have a relationship that, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Further, to the extent any such transaction is required to be approved by our shareholders, it must be approved by a majority vote of those of our shareholders that are not Interested Parties with an interest in the transaction.

Our articles further provide that the foregoing requirements do not apply to:

•
any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership and other employee benefit plans approved by our board of directors;

•	the grant of stock options or similar rights to our employees and directors pursuant to plans approved by our board of directors;

•
loans or advances to our employees in the ordinary course of business in accordance with our past practices that are not otherwise prohibited by the Sarbanes-Oxley Act of 2002, Section 13(k) of the Securities Exchange Act of 1934, as amended, which we refer to as the Securities Exchange Act, or other applicable law, but in any event not to exceed $500,000 in the aggregate outstanding at any one time; and

•	the payment of reasonable fees to our directors who are not our employees.

Dividends

Declaration and payment of any dividend is subject to the discretion of our board of directors. Bahamian law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent upon the payment thereof.

Dissenters' Rights of Appraisal and Payment

Under Sections 81 to 83 of the IBCA, our shareholders have the right to dissent from various corporate actions, including any merger or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. The dissenting shareholder must follow the procedures set  forth in Section 83 of the IBCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the procedures under Section 83 of the IBCA involve, among other things, the designation of appraisers who will fix the fair value of the shares owned by such dissenting shareholder.

Shareholders' Derivative Actions

Under English common law (which is of persuasive authority in The Bahamas), any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided, inter alia, that the shareholder bringing the action is a holder of our common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates and that the action falls within the scope of the certain limited circumstances in which a shareholder may bring such an action, for example, where a majority of shareholders has confirmed: (i) an act which is ultra vires to the company or otherwise illegal; (ii) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of the company; (iii) an irregularity in the passing of a resolution which requires a qualified majority; or (iv) an act which infringes the personal rights of an individual shareholder.

Limitations on Liability and Indemnification of Officers and Directors

The IBCA authorizes corporations to indemnify its directors and officers against all expenses paid in settlement or reasonably incurred in connection with legal or administrative proceedings, as more particularly set forth in Part II hereof.

Our articles of association provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys' fees and disbursements and court costs) to our directors and officers and carry directors' and officers' insurance policies providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our articles of association may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Provisions of our Charter Documents

Several provisions of our memorandum of association and articles of association may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our Company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Special Voting Rights

Super Voting Rights.    Three of our existing shareholders, which include the selling shareholder, Inversiones Los Avellanos S.A. and Hazels (Bahamas) Investments Inc., are expressly entitled to seven votes per share on all shares held directly by them, and all other holders of shares of our common stock are entitled to one vote per share. These special voting rights of the selling shareholders are transferable to each other but are not transferable to our other shareholders and apply only to shares held by them on the date of our IPO and not to any shares they subsequently purchase or repurchase. After the sale by the selling shareholder, the shares offered by it hereunder will be entitled to one vote per share only.

Election and Removal of Directors.    Our articles of association prohibit cumulative voting in the election of directors and require parties other than the board of directors to give advance written notice of nominations for the election of directors. Generally, to be timely, a shareholder's notice must be received at our principal  executive offices not fewer than 150 days nor more than 180 days prior to the date on which we mailed proxy materials for the preceding annual meeting. Our articles of association also specify requirements as to the form and content of a shareholder's notice. These provisions may discourage, delay or prevent the removal of incumbent directors.

Limited Actions by Shareholders.    Our articles of association provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders. Our articles of association provide that only our board of directors, or our Chairman of the Board, or our President or holders of majority of the votes of the shares entitled to vote may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice.

Tag-Along Right

Under our articles of association, if a third party makes a bona fide written offer to one or more of our existing shareholders to purchase shares of our common stock in a private transaction and, after giving effect to the sale, the purchaser would become the beneficial owner of shares of our common stock with voting power equal to 50% or more of the total voting power of all shares of common stock entitled to vote in the election of directors, then the purchaser will be required to make a public offer to all of our shareholders to purchase 100% of our issued and outstanding shares at the same purchase price, and would be prohibited from purchasing shares from the existing shareholder who received that written offer until the tender offer period has closed. The tender offer must remain open for at least 20 business days.

Registrar and Transfer Agent

The registrar and transfer agent for our common stock is Computershare Trust Company, Inc.

Listing

Our common stock is listed on the Nasdaq Global Market under the symbol ‘‘ULTR''.

SELLING SHAREHOLDER

This prospectus relates to the proposed sale from time to time of up to 2,977,690 shares of our common stock issued to the selling shareholder named in the table below. We have filed the registration statement of which this prospectus forms a part in order to permit the selling shareholder or its transferees, donees, pledgees or successors-in-interest to offer these shares for resale from time to time.

On March 7, 2000 the Company signed an agreement to issue and sell newly issued voting common shares representing a total of up to 49.9% of its issued and outstanding capital stock to Solimar Holdings LDC, or Solimar, a newly formed company owned jointly by WSUP Investors LDC, an affiliate of WestSphere Capital, and AIG-GE Capital Latin American Infrastructure Fund L.P., to whom we refer collectively as the investors, for up to $50.0 million.

On March 17, 2000 Solimar, an affiliate of AIG-GE Capital Latin American Infrastructure Fund L.P., acquired the first tranche of 498,004 shares representing 50% of the total newly issued voting common shares to be sold under the stock sale agreement for a purchase price of $25.0 million, with net proceeds after issuance costs of $22.8 million.

The second tranche was acquired on June 16, 2000, through the issuance of 298,803 shares, under the mentioned agreement, for a price of $15.0 million, with net proceeds after issuance costs of $14.2 million.

On July 24, 2000, the last tranche was acquired for $10.0 million consisting of 199,201 shares with net proceeds to the Company of $9.4 million.

On September 25, 2006, a 7.3 to 1 ("seven point three to one") stock split occurred in connection with the Company's Initial Public Offering, thus leaving Solimar, an affiliate of AIG-GE Capital Latin American Infrastructure Fund L.P., with 7,319,291 shares of common stock.

On October 1, 2006, and pursuant to a Termination Agreement by and among the Company, Solimar, an affiliate of AIG-GE Capital Latin American Infrastructure Fund L.P., Inversiones Los Avellanos S.A. and Avemar Holdings (Bahamas) Limited, or Avemar, 2,500,809 shares of the Company previously owned by Avemar were distributed to Solimar, an affiliate of AIG-GE Capital Latin American Infrastructure Fund L.P., thus rendering Solimar, an affiliate of AIG-GE Capital Latin American Infrastructure Fund L.P., with 9,820,100 shares of common stock of the Company. As a consequence of the Underwriters' of the Initial Public Offering of the Company partially exercising their over-allotment option, Solimar, an affiliate of AIG-GE Capital Latin American Infrastructure Fund L.P., sold a further 147,436 shares of their common stock of Ultrapetrol (Bahamas) Limited, to end 2006 with a total of 9,672,664.

After the Company's Follow-on Offering in April 2007, and after selling 5,044,974 shares of the Company as part of the Follow-on, plus a further 1,650,000 shares sold as a consequence of the execution of the over-allotment option by the underwriters, Solimar, an affiliate of AIG-GE Capital Latin American Infrastructure Fund L.P., ended up owning the 2,977,690 shares in Ultrapetrol (Bahamas) Limited which are proposed to be sold under this Registration Statement.

In addition, Solimar, an affiliate of AIG-GE Capital Latin American Infrastructure Fund L.P., by virtue of a warrant agreement dated March 16, 2000, is entitled to purchase up to 146,384 shares of our common stock at an exercise price of $6.83, exercisable no later than March 1, 2010.

We have also agreed to use our commercially reasonably efforts to keep this prospectus current and available for resales by such selling shareholder until the second anniversary of effectiveness of this prospectus or until such selling shareholder has sold all such shares, whichever occurs first.

The following table sets forth certain information with respect to the selling shareholder and its beneficial ownership of our common stock. The table is based upon information provided by the selling shareholder. The table assumes that all the shares being offered by the selling shareholder pursuant to this prospectus are ultimately sold in the offering. The selling shareholder may sell some, all or none of their shares covered by this prospectus and as a result the actual number of shares that will be held by the selling shareholder upon termination of the offering may exceed the minimum number set forth in the table. In addition, the selling shareholder may have sold, transferred or otherwise disposed of shares of our common stock in a transaction exempt from the registration requirement of the Securities Act since the date on which they provided the information regarding their beneficial ownership of our common stock.

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to the Offering (1)	Ownership Percentage Prior to the Offering	Maximum Number of Shares Being Offered	Minimum Number of Shares to Be Beneficially Owned Upon Termination of the Offering	Ownership Percentage Upon Termination of the Offering

Solimar Holdings Ltd. (2)(3)	3,124,074	10.6%	2,977,690	146,384	0.5%
Total	3,124,074	10.6%	2,977,690	146,384	0.5%

(1)	For purposes of this table, beneficial ownership is computed pursuant to Rule 13d-3 under the Securities Exchange Act.

(2)	The mailing address of Solimar Holdings Ltd. is 29 Richmond Road, Pembroke HM08, Bermuda.

(3)
Solimar is a wholly-owned subsidiary of the AIG-GE Capital Latin American Infrastructure Fund L.P., a Bermuda limited partnership.  Solimar may be deemed the beneficial owner of 4,886,395 additional shares that are held by Los Avellanos and Hazels. Hazels is a 99.8% owned subsidiary of Los Avellanos.  The voting power for the shares is combined pursuant to an agreement between Los Avellanos, Hazels and Solimar whereby Los Avellanos, Hazels and Solimar have agreed to vote their respective shares together in all matters where a vote of the Issuer's shareholders is required.

Solimar, Los Avellanos and Hazels are party to a shareholders agreement pursuant to which they have agreed to vote together on certain matters and to a registration rights agreement pursuant to which we granted them and certain of their transferees, the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our common stock held by them. Solimar’s rights under those agreements will not transfer to any purchaser of the shares to be sold by the selling shareholder under this prospectus.

While Solimar has seven votes per share as their voting rights, any new transferee who decides to buy its shares will be entitled to only one vote per share. Please refer to the “Special Voting Rights” section found above under “Description of Capital Stock”.

PLAN OF DISTRIBUTION

Sales of Securities by the Selling Shareholder

The shares of our common stock covered by this prospectus may be offered and sold by the selling shareholder, or by transferees, assignees, donees, pledgees or other successors-in-interest of such shares received after the date of this prospectus from the selling shareholder, directly or indirectly through brokers-dealers, agents or underwriters on the Nasdaq Global Market or any other stock exchange, market or trading facility on which such shares are traded, or through private transactions. The shares of our common stock covered by this prospectus may be sold by any method permitted by law, including, without limitation, one or more of following transactions:

•	ordinary brokerage transactions or transactions in which the broker solicits purchasers;

•	purchases by a broker or dealer as principal and the subsequent resale by such broker or dealer for its account;

•	block trades, in which a broker or dealer attempts to sell the shares as agent but may position and resell a portion of the shares as principal to facilitate the transaction;

•	through the writing of options on the shares, whether such options are listed on an options exchange or otherwise;

•	the disposition of the shares by a pledgee in connection with a pledge of the shares as collateral to secure debt or other obligations;

•	an exchange distribution in accordance with the rules of the applicable stock exchange;

•	through privately negotiated transactions;

•	through the settlement of short sales entered into after the date of this prospectus;

•	by agreement with a broker-dealer to sell a specified number of shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling shareholder may also transfer its shares by means of gifts, donations and contributions. Subject to certain limitations under rules promulgated under the Securities Act, this prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the shares received by them, directly or through brokers-dealers or agents and in private or public transactions.

The selling shareholder may sell its shares at market prices prevailing at the time of sale, at negotiated prices, at fixed prices or without consideration by any legally available means. The aggregate net proceeds to the selling shareholder from the sale of their shares will be the purchase price of such shares less any discounts, concessions or commissions received by broker-dealers or agents. We will not receive any proceeds from the sale of any shares by the selling shareholder.

The selling shareholder and any broker-dealers or agents who participate in the distribution of its shares of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act. Any commission received by such broker-dealers or agent on the sales and any profit on the resale of share purchased by broker-dealers or agent may be deemed to be underwriting commissions or discounts under the Securities Act. As a result, we have informed the selling shareholder that Regulation M, promulgated under the Securities Exchange Act, may apply to sales by the selling shareholder in the market. The selling shareholder may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of their shares of our common stock against certain liabilities, including liabilities arising under the Securities Act.

To the extent required with respect to a particular offer or sale of our common stock by a selling shareholder, we will file a prospectus supplement pursuant to Section 424(b) of the Securities Act, which will accompany this prospectus, to disclose:

•	the number of shares to be sold;

•	the purchase price;

•	the name of any broker-dealer or agent effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses; and

•	any other relevant information.

The selling shareholder is acting independently of us in making decisions with respect to the timing, price, manner and size of each sale. We have not engaged any broker-dealer or agent in connection with the sale of our common stock held by the selling shareholder, and there is no assurance that the selling shareholder will sell any or all of its shares. We have agreed to make available to the selling shareholder copies of this prospectus and any applicable prospectus supplement and have informed the selling shareholder of the need to deliver copies of this prospectus and any applicable prospectus supplement to purchasers prior to any sale to them.

The selling shareholder may also sell all or a portion of its shares of our common stock in open market transactions under Section 4(1) of the Securities Act, including transactions in accordance with Rule 144 promulgated thereunder, rather than under the shelf registration statement, of which this prospectus forms a part.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by the seller for the sale of any securities being registered pursuant to Rule 415 promulgated by the Commission under the Securities Act.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee		$839.91
Blue sky fees and expenses	$		*
Printing and engraving expenses	$		*
Legal fees and expenses	$		*
NYSE Supplemental Listing Fee	$		*
Accounting fees and expenses	$		*
Transfer Agent fees	$		*
Miscellaneous	$		*
Total	$		*

*To be provided by amendment or as an exhibit to Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the common stock and certain Bahamian tax matters will be passed upon for us by Higgs & Johnson, Nassau, Bahamas. Certain legal matters are passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of U.S. and New York law.

EXPERTS

The consolidated financial statements of Ultrapetrol (Bahamas) Limited included in Ultrapetrol (Bahamas) Limited's Annual Report on Form 20-F, as amended on Form 20-F/A, for the year ended December 31, 2008 and the effectiveness of Ultrapetrol (Bahamas) Limited's internal control over financial reporting as of December 31, 2008, have been audited by Pistrelli, Henry Martin y Asociados S.R.L., independent registered public accounting firm and a member of Ernst & Young Global, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the report of Pistrelli, Henry Martin y Asociados S.R.L. pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective date (to the extent covered by consents filed with the Commission), given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Information Incorporated by Reference

The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act:

•	our Annual Report on Form 20-F for the year ended December 31, 2008, filed with the Commission on March 17, 2009 and amended on November 25, 2009; and

•	our Reports on Form 6-K submitted to the Commission on November 25, 2009 and February 18, 2010.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain Reports on Form 6-K that we submit to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.

In addition, the description of our common stock contained in our registration statements under Section 12 of the Securities Exchange Act is incorporated into this prospectus by reference.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Ultrapetrol (Bahamas) Limited
Ocean Centre, Montagu Foreshore
East Bay St.
Nassau, Bahamas
P.O. Box SS-19084
(242) 364-4755

Information Provided by the Company

We will furnish holders of our common stock with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a "foreign private issuer," we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq Global Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act. In addition, as a "foreign private issuer," we are exempt from the rules under the Securities Exchange Act relating to short swing profit reporting and liability.

Up to 2,977,690 Shares

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers.

The articles of association of the Registrant and the International Business Companies Act, 2000 of the Commonwealth of The Bahamas, or the IBCA, provide for indemnification of every director and officer of the Registrant out of the funds of the Registrant. The indemnification provisions of the articles of association provide as follows:

(1) Actions by Others. The Registrant (a) will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he is or was a director or an officer of the Registrant and (b) may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he is or was an employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, agent of or participant in another person, against expenses (including attorneys' fees), judgments, fines and amounts actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted honestly and in good faith with a view to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act honestly and in good faith with a view to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2) Successful Defense. To the extent that a person who is or was a director, officer, employee or agent of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph (1) above, or in defense of any claim, issue or matter therein, such person will be indemnified through the use of Registrant funds against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(3) Advance of Expenses. Expenses incurred by any person who may have a right of indemnification under the articles of association of the Registrant in defending a civil or criminal action, suit or proceeding may be paid by the Registrant in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it will ultimately be determined that he is entitled to be indemnified by the Registrant pursuant to the indemnification provisions of the articles of association.

(4) Right of Indemnity not Exclusive. The indemnification provided by the indemnification provisions of the articles of association is not deemed exclusive of any other rights to which those seeking indemnification may be entitled under any provision of the articles of association, agreement, vote of shareholders or disinterested directors of the Registrant or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of the heirs, executors and administrators of such a person.

(5) Insurance. The Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of or participant in another person against any liability asserted against him and incurred by him in any such capacity, or arising out of such person's status as such, whether or not the Registrant would have the power to indemnify him against such liability under the indemnification provisions of the articles of association.

Section 58 of the IBCA provides as follows:

Indemnification

(1) Subject to subsection (2) and any limitations in its memorandum or articles of association in any unanimous shareholder agreement, a company incorporated under the IBCA may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal or administrative proceedings any person who:

(a)
is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil or administrative by reason of the fact that the person is or was a director, an officer or a liquidator of the company; or

(b)
is or was, at the request of the company, serving as a director, officer or liquidator, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

(2) Subsection (1) only applies to a person if the person acted honestly and in good faith with a view to the best interests of the company.

Section 59 of the IBCA allows for directors' and officers' insurance to be purchased by the Registrant and provides as follows:

Insurance

A company incorporated under IBCA may purchase and maintain insurance in relation to any person who is or was a director, a registered agent, an officer or a liquidator of the company, or who at the request of the company is or was serving as a director, a registered agent, an officer or a liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the company has or would have had the power to indemnify the person against the liability under subsection (1) of Section 58 of the IBCA, described above.

Item 9. Exhibits

Exhibit Number Description

1.1	Form of Underwriting Agreement*
3.1	Form of Amended and Restated Articles of Association of the Company**
3.2	Form of Amended and Restated Memorandum of Association of the Company**
4.1	Form of Share Certificate ***
5.1	Form of Opinion of Higgs & Johnson, Bahamas Counsel to the Company, as to the validity of the Shares*
8.1	Form of Opinion of Seward & Kissel LLP, with respect to certain tax matters****
23.1	Consent of Higgs & Johnson (included in Exhibit 5.1)
23.2	Consent of Seward & Kissel LLP (included in Exhibit 8.1)
23.3	Consent of independent registered public accounting firm (Pistrelli, Henry Martin y Asociados S.R.L.)
24	Powers of Attorney (contained in signature page)

______________
*	To be filed either as an amendment or as an exhibit to a report of the Registrant filed pursuant to the Securities Exchange Act and incorporated by reference into this Registration Statement.

**	Incorporated by reference to our Amendment No. 1 to Registration Statement on Form F-1 (File No. 333-132856) filed on September 26, 2006.

***	Incorporated by reference to our Registration Statement on Form F-1 (File No. 333-132856) filed on March 30, 2006.

****	Filed previously.

Item 10. Undertakings.

The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, unless the information required to be included is to contained in reports filed with or furnished to the Commission that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) under the Securities Act that is part of this Registration Statement,

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a) (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement.

(6)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this Registration Statement for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(7)
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(8)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on February 18, 2010.

ULTRAPETROL (BAHAMAS) LIMITED
By:	/s/ Felipe Menendez R.
Name: Felipe Menendez R.
Title: President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Lawrence Rutkowski and Robert E. Lustrin his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, any subsequent registration statement for the same offering that may be filed under Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on February 18, 2010 in the capacities indicated.

Signature	Title

/s/ Felipe Menendez R.	Chief Executive Officer, President and Director (Principal Executive Officer)
Felipe Menendez R.

/s/ Ricardo Menendez R.	Executive Vice President and Director
Ricardo Menendez R.

/s/ Leonard J. Hoskinson	Chief Financial Officer, Secretary and Director (Principal Financial Officer and Principal Accounting Officer)
Leonard J. Hoskinson
/s/ Teseo Bergoglio	Director
Teseo Bergoglio

/s/ James Martin	Director
James Martin

/s/ George Wood	Director
George Wood

/s/ Michael C. Hagan	Director
Michael C. Hagan

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly undersigned representative in the United States, has signed this registration statement in the City of New York, New York, on February 18, 2010.

RAVENSCROFT SHIP MANAGEMENT INC.
By:	/s/ Leonard J. Hoskinson
Name: Leonard J. Hoskinson
Authorized Representative in the United States

Exhibits filed herewith

23.3	Consent of independent registered public accounting firm (Pistrelli, Henry Martin y Asociados S.R.L.)
24	Powers of Attorney (contained in signature page)

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